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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Virtusa Corporation

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July 26, 2019

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Virtusa Corporation to be held at 8:00 a.m., local time, on Tuesday, September 17, 2019 at the offices of Virtusa Corporation located at 132 Turnpike Road, Southborough, Massachusetts 01772.

        At this annual meeting, you will be asked to (i) elect two (2) class III directors, as nominated by our board of directors, for a three-year term, and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his/her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier, (ii) ratify the appointment of our independent registered public accountants, (iii) to approve, on an advisory basis, the compensation of our named executive officers, and (iv) transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof. The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR the ratification of the appointment of our independent registered public accountants and FOR approval, on an advisory basis, of the compensation of our named executive officers.

        Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

        Whether or not you plan to attend the annual meeting, please submit your vote via the Internet (www.envisionreports.com/VRTU), by telephone (1-800-652-VOTE (8683)), or by your proxy by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as soon as possible so that your shares will be represented at the annual meeting. If you vote via the Internet or by telephone or send your proxy in, you will not limit your right to vote in person at the annual meeting. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Kris Canekeratne Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Virtusa Corporation:

You are cordially invited to attend the annual meeting of stockholders of Virtusa Corporation, a Delaware corporation (the "Company") as follows:

DATE & TIME:
Tuesday, September 17, 2019 at 8:00am (Eastern Standard Time)

PLACE:
Virtusa Corporation
132 Turnpike Road
Southborough, Massachusetts 01772
(508) 389-7300

ITEMS OF BUSINESS:
At the annual meeting, you will be asked:

  1.
  To elect two (2) class III directors, as nominated by our board of directors, to our board, each to serve for a three-year term, until his/her respective successor has been duly elected and qualified, or until his/her earlier death, resignation or removal and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his/her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier;

  2.
  To ratify the appointment of the accounting firm of KPMG LLP as the Company's independent registered public accountants for the current fiscal year;

  3.
  To approve, on an advisory basis, the compensation of our named executive officers; and

  4.
  To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

          Proposal 1 relates solely to the election of two (2) class III directors and the one (1) Series A director nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

RECORD DATE:
Only stockholders of record at the close of business on July 22, 2019, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

HOW TO VOTE:
All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to submit your vote via the Internet (www.envisionreports.com/VRTU) for registered holders and www.edocumentview.com/VRTU for beneficial/street holders, or by telephone (1-800-652-VOTE (8683)), or by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as soon as possible so that your shares will be represented at the annual meeting. If you vote via the Internet or by telephone or send your proxy in, you will not limit your right to vote in person at the annual meeting.

By order of the Board of Directors,

Ranjan Kalia Executive Vice President, Chief Financial Officer,
July 26, 2019	Treasurer and Secretary

PROXY STATEMENT SUMMARY

          This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement carefully before voting. For more information regarding the Company's performance for the fiscal year ended March 31, 2019 ("fiscal 2019" or "FY19"), please review our Annual Report on Form 10-K for fiscal 2019.

About Virtusa

  •
  We are innovation engineers. We are a global provider of digital engineering and information technology ("IT") services and solutions that help our clients change, disrupt, and unlock new value.

Our Vision

  •
  To apply domain and technology innovation to accelerate business outcomes for our clients.

Our Mission

  •
  Enable our clients to create a distinctive millennial experience, transform their businesses, and deliver platform efficiencies.
  •
  Build an innovative global firm that attracts, develops, inspires, and retains exceptional talent.
  •
  To be a socially conscious and responsible corporate citizen in all countries of operation.

Our Core Values

Fiscal 2019 Virtusa Performance Highlights

          Fiscal 2019 was another strong year for Virtusa in which we continued to build on our leadership in digital transformation solutions and services. Our solid fiscal 2019 performance reflects our leading market position, and the consistent execution of our plans and strategies.

Financial Performance

* For a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure, see Annex A attached to this proxy statement.

Breadth and Depth Indicators

Shareholder Discussions

          Relating to our say-on-pay vote and annual meeting, our CFO, General Counsel and/or our Chairman of the compensation committee collectively spoke to holders of more than 50% of our outstanding shares, and our compensation committee conducted a comprehensive review of our executive compensation program and practices, with the goal of better aligning our executive compensation program with Company performance, shareholder interests and value creation. The following list outlines the concerns expressed by our shareholders and how we addressed them:

Areas of Concern	Changes for FY 2020

Benchmarking CEO pay up to the 75th Percentile	Benchmark CEO target total pay to the 50th percentile, subject to other factors enumerated on page 39 of this proxy statement.

One-year performance period for performance based equity awards

Performance based long term incentive ("LTI") awards granted in FY20 will be subject to a two-year performance period, and performance based LTI awards granted in FY21 will be subject to a three-year performance period.

Lack of relative performance metrics

Performance-based LTI grants in FY20 will be subject to modification based on our relative Total Stockholder Return ("rTSR") against the S&P Composite 1000 IT Services companies; each financial metric payout may be increased or decreased by up to 20% based on Virtusa's rTSR over the performance period.

Overlapping metric between annual and long-term incentive awards	Our variable cash compensation plan and our LTI equity award program will no longer be subject to the same performance metrics.

Changed 2017 PSUs performance metrics mid performance period

We will not make any adjustments to performance metrics mid-performance period other than for M&A activities. We have disclosed this commitment in a supplemental Form 8-K filing and amended our compensation committee charter to reflect this commitment.

          We appreciate the additional feedback we received from our shareholders as part of our shareholder outreach program. The compensation committee will continue to consider the outcome of our say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for our named executive officers ("NEOs").

Executive Compensation Approach

          Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

  ✓
  Alignment with Shareholder Interests: Align each executive's interests with shareholders' interests by including a significant variable component which is weighted heavily toward performance-based awards.

  ✓
  Performance Based: Compensate our executives to manage our business to meet our near-term and long-term objectives.

  ✓
  Market Competitiveness: Total target compensation should be competitive with peer group companies so that Virtusa can attract and retain talented and experienced executives and motivate and reward executives whose knowledge, skills and performance are critical to our success.

Compensation Best Practices

What We Do	What We Don't Do

    Closely align pay-for-performance alignment

    Balance performance metrics with annual and long-term plans

    Align performance metrics with management and shareholder interests

    Set rigorous goals aligned to business strategy

    Pay the majority of direct compensation over the long term

    Retain an independent compensation consultant

    Maintain significant stock ownership guidelines

    Maintain enhanced clawback requirements

    Use "single-trigger" change of control provisions

    Provide tax gross-ups on perquisites

    Pay dividends on long-term incentives prior to vesting

    Allow pledging, hedging or short-sale transactions

    Encourage unreasonable risk taking

    Grant equity awards discounted at values below 100% of fair market value

    Reprice stock options

2019 Focus on Performance-Based Compensation

The chart below highlights that 76% of the CEO's fiscal 2019 total target compensation is "At-Risk" performance-based and consistent with our pay for performance philosophy.

Corporate Citizenship

Sustainability Program

          Our senior management team, led by our chief financial officer, oversees and supports Virtusa's sustainability program and reports to our Board of Directors. Our sustainability program is based on the following core elements: health and safety, environment (Code Green), business continuity management, information security, labor standards and diversity, anti-bribery and corruption, and management engagement and social impact. Our sustainability program is backed by relevant certifications, policies, and employee training for these core areas. This includes certification for OHSAS 18001:2007 (health and safety), ISO 14001:2015 (environmental management), ISO 22301:2012 (business continuity), and ISO 27001:2013 (information security).

Environmental Stewardship

          The significant environmental aspects of our business operations are managed through Code Green, our environmental management system. We have set metrics to monitor and target the reduction of GHG emissions, energy usage, and water usage. We also recycle e-waste, paper, and plastic. We believe that this transparency and reporting has enabled us to improve our sustainability program continuously. As such, our emissions data for scopes 1, 2, and 3 have limited assurance under ISAE3000 from Ernst & Young. In addition, we report our emissions to the Carbon Disclosure Project (CDP), Climate Change program, and the Supply Chain program. In 2018, we received a performance rating of "B" (Management band), which is higher than the general average (B-) and the North American regional average (C). Our Supplier Engagement Rating for 2018 was "A-"

People Value

          Our goal is to provide a work environment that values diversity and innovation while providing learning opportunities for our team members so that they have the skills and knowledge to play the leadership roles to support our long-term goals. As a result, we have implemented multiple training programs including the Global One Leadership Program, Launchpad, Management Development Programs, and the Women in Leadership Program.

Supply Chain

          We have increased our focus on supply chains and responsible sourcing. Therefore, we seek to engage with our supply chain to ensure that suppliers follow internationally accepted standards on human rights, labor, the environment, and business ethics. This is done through our Supplier Guidelines and the Supplier Sustainability Survey.

Social Value

          We focus on strategic corporate social responsibility (CSR) projects that provide long term value. Our CSR pillars—Campus Reach, Digital Reach and Tech Reach—focus on creating positive social impact through technology. Through Campus Reach we partner with academia to nurture the next generation of IT professionals through curriculum development, internships, and mentoring. Through Digital Reach, we aim to create a digitally inclusive society by IT-enabling communities. As a result, we helped set up a Digital Learning Center for war rehabilitees in Sri Lanka as well as several IT labs for rural schools in India and Sri Lanka. Through Tech Reach, we have developed multiple software solutions such as the Sahana Disaster Management System, Rehabilitation Management System and the 117 Disaster Management App that provide social benefit.

          We also support initiatives that protect the environment. For example, we have signed an MOU with Biodiversity Sri Lanka to partner in a forest restoration program, which aims to restore 10 hectares of degraded land in the Kanneliya Forest Reserve. The project will be carried out under the guidance of the Forest Department Sri Lanka and the technical expertise of the International Union for Conservation of Nature.

 Fiscal 2019 Awards & Recognitions

Voting Matters and Board Recommendations

Proposal	Board Recommendation	Page Number for More Information

Proposal 1: Election of two (2) class III directors and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director	FOR each Director Nominee	8

Proposal 2: Ratification of KPMG LLP as Independent Registered Public Accounting Firm for 2020	FOR	27

Proposal 3: Advisory Approval of Executive Compensation	FOR	31

PROPOSAL 1
ELECTION OF DIRECTORS

Proposal Summary

          We are asking our shareholders to elect two (2) class III directors, as nominated by our board of directors, for a three-year term, and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his/her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier. For Proposal 1, the election of two (2) class III directors, the director nominees shall be elected if the number of votes cast for such nominee's election exceed the number of votes cast against such nominee's election and the one (1) Series A director is elected by a majority of the votes properly cast by the holders of the Series A Convertible Preferred Stock for such election at the annual meeting.

Voting Recommendation

          The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Kris Canekeratne and Barry R. Nearhos and recommended that each nominee be elected to the board of directors as a class III director, each to hold office until the annual meeting of stockholders to be held in the year 2022 and until his/her successor has been duly elected and qualified or until his/her earlier death, resignation or removal. Also, for this annual meeting, the board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Vikram S. Pandit and recommended that such nominee be elected to the board of directors as a Series A Director, to hold office until his successor is duly elected and qualified or until such Series A Director's right to hold the office terminates, whichever occurs earlier, subject to such Series A Director's earlier death, disqualification or removal. Only the holders of our Series A Convertible Preferred Stock have the right to vote on Mr. Pandit's election. The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE NOMINEES LISTED BELOW.

Director Nominees

          Our board of directors currently consists of nine members. Our seventh amended and restated certificate of incorporation also divides the members of our board of directors that are elected by all holders of our capital stock into three classes. One class is elected each year for a term of three years. These directors are elected by a majority of votes cast by stockholders.

          The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by such nominee and director, the year such nominee's or director's current term will expire and such nominee's and director's current class:

Nominee's or Director's Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class III Directors:
Kris Canekeratne	Chief Executive Officer and	2019	III
1996	Chairman of the Board
Barry R. Nearhos	Director	2019	III
2016
Nominee for Series A Director:
Vikram S. Pandit (1)	Series A Director		Series A Director
2017
Continuing Directors:
William K. O'Brien	Director	2020	I
2008
Al-Noor Ramji	Director	2020	I
2011
Joseph G. Doody	Director	2020	I
2017
Izhar Armony	Director	2021	II
2004
Rowland T. Moriarty	Director	2021	II
2006
Deborah C. Hopkins	Director	2021	II
2018
  (1)
  Mr. Pandit is a Series A Director elected by the holders of Series A Convertible Preferred Stock ("Series A Director") under the terms of the Investment Agreement dated as of May 3, 2017 by and between the Company and Orogen Viper LLC ("Orogen") and pursuant to the terms of the Series A Convertible Preferred Stock issued to Orogen in connection with their purchase of 108,000 shares of Series A Convertible Preferred Stock for an aggregate consideration of $108 million which closed on May 3, 2017.

By-law Amendment Adopting Majority Voting in Uncontested Director Elections

          On July 27, 2017, the Company's amended and restated by-laws were amended to institute a majority voting standard under which a director nominee is only elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. Abstentions and broker non-votes are not considered votes "for" or "against" the candidate. Prior to the amendment, our by-laws provided that at each annual meeting of stockholders, director nominees would be elected by a plurality of the votes cast at such meeting.

          The majority voting standard applies to all uncontested elections of directors other than the Series A Director, which is elected by the holders of a majority of the Series A Preferred Stock; a director nominee will be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election. An incumbent director who is nominated for election and fails to receive a majority of the votes cast for such director's re-election would be required to promptly deliver to the Board of Directors an irrevocable offer to resign from the Board. The Board of Directors will consider such director's offer to resign, taking into consideration any such factors that the Board of Directors deems relevant in deciding whether to accept such director's resignation. In a contested election, a plurality voting standard will continue to apply to director elections other than the Series A Director who is elected by the holders of a majority of the Series A Preferred Stock. A contested election will generally include any situation in which we receive a notice that a stockholder has nominated a person for election to the Board of Directors at a meeting of stockholders.

EXECUTIVE OFFICERS AND DIRECTORS

          The following table sets forth the executive officers, director nominees to be elected at the annual meeting, and the directors of the Company, their ages, and the positions currently held by each such person with the Company as of the date of this proxy statement.

Name	Age	Position
Kris Canekeratne	53	Chairman, Chief Executive Officer and Class III Director
Ranjan Kalia	58	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Samir Dhir	48	President, Head of Americas
Thomas R. Holler	56	Executive Vice President and Chief Strategy Officer
Keith Modder	55	Executive Vice President, Chief Operating Officer and Managing Director, Europe, Middle East and AsiaPac
William K. O'Brien	74	Class I Director
Al-Noor Ramji	65	Class I Director
Joseph G. Doody	66	Class I Director
Izhar Armony	55	Class II Director
Rowland T. Moriarty	72	Class II Director
Deborah C. Hopkins	64	Class II Director
Barry R. Nearhos	61	Class III Director
Vikram S. Pandit	62	Series A Director(1)
(1)
Mr. Pandit is a Series A Director under the terms of the Investment Agreement dated as of May 3, 2017 by and between the Company and Orogen and pursuant to the terms of the Series A Convertible Preferred Stock issued to Orogen in connection with their purchase of 108,000 shares of Series A Convertible Preferred Stock for an aggregate consideration of $108 million which closed on May 3, 2017.

          Kris Canekeratne, one of our co-founders, has served as chairman of our board of directors from our inception and chief executive officer from 1996 to 1997 and from 2000 to the present. In 1997, Mr. Canekeratne co-founded eDocs, Inc., a provider of electronic account management and customer care, later acquired by Oracle Corporation. In 1989, Mr. Canekeratne was one of the founding team members of INSCI Corporation, a supplier of digital document repositories and integrated output management products and services and served as its senior vice president from 1992 to 1996. Mr. Canekeratne obtained his B.S. in Computer Science from Syracuse University. As a co-founder and chief executive officer, Mr. Canekeratne provides a critical contribution to our board of directors, reflecting his detailed knowledge of the Company, our employees, our client base, our prospects, the global IT industry and our competitors.

          Ranjan Kalia has served as our executive vice president, chief financial officer, treasurer and secretary since October 2012. Prior to his promotion, Mr. Kalia served as our senior vice president, chief financial officer, treasurer and secretary since October 2008 and senior vice president, finance since he joined us in April 2008. Prior to joining us, from 2000 to December 2007, Mr. Kalia served as Vice President, Finance Emerging Markets and International Development and Chief Financial Officer—Asia Pacific for EMC Corporation. Mr. Kalia received a M.B.A. from Nichols College and an undergraduate degree from Delhi University, India.

          Samir Dhir has served as our president and Head of Americas since April 2019. Prior to this appointment, he served as president since August 2017 and as president of our Banking and Financial Services since November 2016. He also has previously served as our executive vice president, chief delivery officer and head of India operations since May 2013, senior vice president, global delivery head and head of India operations since February 2010 and as an executive officer since April 1, 2011. Prior to joining us, Mr. Dhir worked for Wipro Technologies where he managed a delivery organization with over 5,000 IT professionals focused on the technology, media and transportation industries. Mr. Dhir also led Wipro's SAP Practice and managed services business. Prior to his time at Wipro, Mr. Dhir held leadership positions with Avaya Inc. and Lucent Technologies in the United Kingdom. Mr. Dhir received his M.B.A. from the Warwick Business School, UK and holds a B.Tech from the Indian Institute of Technology Roorkee.

          Thomas R. Holler has served as our executive vice president and chief strategy officer since May 2011 and, prior to his promotion, served as our executive vice president, chief operating officer since October 2008. He has also previously served as our executive vice president, finance, chief financial officer, treasurer and secretary since 2001. Before joining us, from 1996 to 2001, Mr. Holler was chief financial officer and vice president of finance at Cerulean Technology, Inc., a global supplier of wireless mobile applications and services, which was later acquired by Aether Systems Inc. Mr. Holler earned his B.S. in Business Administration from Wayne State University and his M.B.A. from Northeastern University.

          Keith Modder has served as our executive vice president, chief operating officer and & managing director, Europe, Middle East and AsiaPac ("EMEA") since April 2019. Prior to his promotion, served as executive vice president and chief operating officer since May 2011 and president, Asia and executive vice president, global services since October 2008. He also has previously served as our executive vice president and managing director, Asian operations since 2001. Mr. Modder also was a member of our board of directors from April 2004 to October 2004. Prior to joining us, Mr. Modder worked for the John Keells Group where he held managing director positions for two IT solutions companies in the John Keells Group. Mr. Modder is a member of the board of directors of the Lanka Software Foundation and Commercial Bank, a large private bank in Sri Lanka and in Bangladesh, and has been a member of the ICT Advisory Committee of the Sri Lanka Export Development Board.

          Izhar Armony has served as a member of our board of directors since April 2004. Mr. Armony has been a partner at Charles River Ventures, a venture capital investment firm, since 1997. Prior to joining Charles River Ventures, Mr. Armony was with Onyx Interactive, an interactive training company based in Tel Aviv where he served as vice president of marketing and business development. Mr. Armony also served as an officer in the Israeli Army. Mr. Armony received an M.B.A. from the Wharton School of Business and an M.A. in Cognitive Psychology from the University of Tel Aviv in Israel. Mr. Armony brings to the board of directors his extensive experience in the technology industry, through both company operations and venture capital investment, which makes him particularly well-suited to help the board address the specific types of challenges commonly faced by technology companies.

          Rowland T. Moriarty has served as a member of our board of directors since July 2006. Mr. Moriarty is currently chairman of the board of directors of CRA International, Inc., a worldwide economic and business consulting firm. Mr. Moriarty also serves as a member of the board of directors of WEX Inc. (formerly Wright Express Corporation). Mr. Moriarty has been the president and chief executive officer of Cubex Corporation, a privately-held consulting company, since 1981. From 1981 to 1992, Mr. Moriarty was Professor of Business Administration at Harvard Business School. He received a D.B.A. from Harvard University, an M.B.A. from the Wharton School of

Business and a B.A. from Rutgers University. Mr. Moriarty brings to the board of directors a thorough understanding of our business, as well as his extensive experience regarding the operation and management of complex global organizations.

          William K. O'Brien has served as a director since November 2008. Mr. O'Brien served as executive chairman at Enterasys Networks ("Enterasys"), a public technology company, from 2003 until his retirement in 2006. He served as chief executive officer of Enterasys from April 2002 until March 2004 and as a member of the board of directors of Enterasys from 2002 to 2006. Prior to Enterasys, Mr. O'Brien worked for over thirty-three years at PricewaterhouseCoopers, where he served in a number of roles including chief operating officer of the former Coopers & Lybrand, with responsibility for the audit, tax, and financial advisory components of the U.S. business; managing partner for the Boston office; and a global managing partner of PricewaterhouseCoopers. He currently serves on the board of directors of Mercury Systems, Inc., a leading commercial provider of secure processing subsystems for a wide variety of critical defense and intelligence programs. He has previously served on other public company boards. He is a graduate of Bentley University. Mr. O'Brien brings to the board of directors his extensive financial and accounting expertise, as well as his strong leadership and management background.

          Al-Noor Ramji has served as a director since February 2011. Mr. Ramji is currently the Group Chief Digital Officer of Prudential plc since January 2016. Prior to joining Prudential plc, Mr. Ramji was chief strategy officer of Calypso Technology, Inc., a global application software provider that sells an integrated suite of trading and risk applications to the capital markets function within banks and other financial institutions, a position he has held since March 2014. From April 2010 to June 2013, Mr. Ramji was the executive vice president and general manager, Misys Banking, at Misys PLC, a mid-size software company that serves the financial services industry. From May 2004 to March 2010, Mr. Ramji served in various executive roles at British Telecom, most recently as chief executive officer for BT Innovate and Design, and chief information officer and chief technology officer of BT Group Plc. Prior to British Telecom, Mr. Ramji was executive vice president, chief information officer and chief e-commerce officer for Qwest Communications. Mr. Ramji has also served as chief information officer at UBS (then called SBC) and, prior to UBS, as global head of operations at Credit Suisse First Boston. Mr. Ramji is a Chartered Financial Analyst and holds a BSc in Electronics from the University of London. He is a multi-year winner of the CIO 100 Award, CIO Insight IT Leader of the Year 2009, and the British Computer Society CIO of the Year. Mr. Ramji brings to the board of directors his extensive industry, domain and operational experience arising from holding management positions in large, complex technology companies, which enables him to provide invaluable insights to the challenges facing IT application outsourcing companies with respect to both the markets and clients being served.

          Barry R. Nearhos has served as a director since March 2016. Mr. Nearhos has over 35 years of experience with PricewaterhouseCoopers ("PwC") providing assurance, business advisory and other services to clients across multiple industries, including technology, life sciences, telecom, and manufacturing. Before his retirement from PwC in June 2015, Mr. Nearhos was Market Managing Partner for PwC's Northeast region, responsible for directing the strategy and operations of the firm's Boston, Hartford and Albany offices. During his tenure, Mr. Nearhos also served as the leader of PwC's Northeast Assurance practice, a position he held from 2005 until 2008, and as an audit partner in PwC's Assurance practice from 1989 to 2005. He currently serves on the board of directors of Mercury Systems, Inc., a leading commercial provider of secure processing subsystems for a wide variety of critical defense and intelligence programs. Mr. Nearhos is a graduate of Boston College. Mr. Nearhos brings to the board of directors his extensive financial and accounting expertise, as well as his extensive knowledge of technology companies.

          Joseph G. Doody has served as a director since February 2017. Mr. Doody has over 40 years of professional experience most recently serving as Vice Chairman of Staples, Inc. where he led Staples' strategic reinvention and had responsibility for strategic planning, business development, and the company's operations in Australia, New Zealand and high-growth markets. Mr. Doody retired from Staples in September 2017. Previously, Mr. Doody was President of North American Commercial for Staples, President of Staples Contract & Commercial, and President of North American Delivery. Before joining Staples in 1998, Mr. Doody served as President of Danka Office Imaging in North America and held various managerial positions with Eastman Kodak Company. Mr. Doody currently serves on the Board of Directors of Casella Waste Systems, Inc., an integrated regional solid waste services company and Paychex, Inc., a leading provider of solutions for payroll, HR, retirement, and insurance services. Mr. Doody holds a B.S. in Economics from State University of New York at Brockport and an M.B.A. from the Simon School of Business, University of Rochester. Mr. Doody brings to the board of directors his extensive business experience regarding the planning, business development and strategic management of complex, global organizations.

          Vikram S. Pandit has served as a Series A Director since May 2017. Mr. Pandit has over 35 years of professional experience and since July 1, 2016 has served as Chairman and Chief Executive Officer of The Orogen Group LLC, an operating company he created with the Atairos Group, Inc. that makes control and other strategic investments in financial services companies and related businesses. Previously, Mr. Pandit was Chief Executive Officer and a member of the Board of Directors of Citigroup Inc. from December 2007 until October 2012. In July 2007, when Citigroup acquired Old Lane LLC, a hedge fund of which he was a founding member and Chairman of the members committee since 2006, Mr. Pandit became Chairman and CEO of Citi Alternative Investments and later led Citi's Institutional Clients Group prior to being appointed CEO of Citigroup. Prior to Old Lane, Mr. Pandit served as the Chief Operating Officer of Institutional Securities and Investment Banking businesses, a Division of Morgan Stanley, from September 2000 to March 2005. He served as the President of Institutional Securities at Morgan Stanley from December 2003 to March 2005 and Co-President since September 2000. Mr. Pandit began his career at Morgan Stanley in 1983. Mr. Pandit has been a Member of Board of Directors at ExlService Holdings, Inc. since October 2018 and currently serves as an Independent Director of Bombardier Inc. since 2014. He serves as a Member of Advisory Board of NerdWallet, Inc. since 2015. Mr. Pandit is a member of the Board of Overseers of Columbia Business School and a member of the Board of Visitors of the Columbia School of Engineering and Applied Science. He serves as a Member of the Governing Board of The Indian School of Business. Mr. Pandit previously served as a Director of The Nasdaq OMX Group, Inc. from 2000 to 2003. Mr. Pandit also served as a Director of the Institute of International Finance, Inc. He holds an M.S. degree and a B.S. degree in Electrical Engineering from Columbia University and received his Ph.D. in Finance from Columbia. Mr. Pandit brings to the board of directors extensive experience and knowledge in banking and financial services, a proven track record of leadership of complex, global financial organizations, as well as his extensive client network individually and as part of the Orogen Group.

          Deborah C. Hopkins has served as Director since September 2018. Ms. Hopkins was the founder and Chief Executive Officer of Citi Ventures and Citi's first Chief Innovation Officer from May 2008 until her retirement on December 31, 2016. Ms. Hopkins joined Citi in 2003 as Head of Corporate Strategy and M&A, and was later appointed to Chief Operations and Technology Officer. Prior to joining Citi, Ms. Hopkins served as the Chief Financial Officer at The Boeing Company and Lucent Technologies, General Auditor of General Motors before being named Vice President of Finance at General Motors Europe, and Corporate Controller at Unisys. She started her career at Ford. Ms. Hopkins is a member of the Board of Directors at Union Pacific, Marsh and McLennan Companies and privately held cybersecurity company, Deep Instinct. Ms. Hopkins serves on the Advisory Boards of M3 Biotechnology Inc. and SalesHero and is an Executive Fellow at the

University of California Berkeley's Haas School of Business. She is Treasurer at St. John's Hospital Foundation and a Trustee at Silicon Couloir, both located in Jackson, Wyoming. She is a former director of Qlik Technologies, E.I. DuPont de Nemours & Company and Dendrite International. Ms. Hopkins holds honorary doctorates from Westminster College and Walsh College and a B.A. in Accounting from Walsh College. Ms. Hopkins brings to the board of directors her significant leadership experience in finance, technology and innovation at various multinational companies.

          Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Corporate Governance and Board Matters

Board Leadership Structure

          Mr. Canekeratne, a founder of our company, serves as our chief executive officer ("CEO") and chairman of the board. The board of directors believes that having our executive officer as chairman of the board facilitates the board of directors' decision-making process because Mr. Canekeratne has first-hand knowledge of our operations and the major issues facing us and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. This also enables Mr. Canekeratne to act as the key link between the board of directors and other members of management. To maintain effective independent oversight, the board of directors annually appoints a lead independent director, as discussed further in "Executive Sessions of Independent Directors; Lead Independent Director" below. The board of directors believes the combined role of CEO and chairman, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Independence of Members of the Board of Directors

          The board of directors has determined that Messrs. Armony, Moriarty, O'Brien, Ramji, Nearhos, Doody, Pandit and Ms. Hopkins are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, or the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the SEC.

Executive Sessions of Independent Directors; Lead independent Director

          Executive sessions of the independent directors are generally held immediately after each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. Rowland Moriarty currently serves as the lead independent director. In this role, Mr. Moriarty serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The independent directors of the board of directors met in executive session four (4) times in our fiscal year ended March 31, 2019.

Role in Risk Oversight by the Board of Directors

          The board of directors' role in overseeing the management of the Company's risks is primarily accomplished through management's reporting processes, including receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risk and assessments and prioritization of such risks. Our board of directors provides oversight of the recommendations of management and associated timeline to identify and assess severity of enterprise risks, the prioritization of such risks and development of any action plans to mitigate such risks. The standing committees of our board of directors, pursuant to the respective charters, also represent a key element of enterprise risk management. The nominating and corporate governance committee of our board of directors identifies and oversees risks and issues associated with director independence, related party transactions and the implementation of corporate governance policies and our code of ethics. Our audit committee focuses on risks and issues related to accounting, internal controls, financial and tax reporting and cyber security issues. The audit committee also monitors compliance with ethical standards, including conflicts of interest, related party transactions and adherence to standards of ethical conduct. The compensation committee identifies and oversees risks and issues associated with our executive compensation policies and practices. Oversight of risks may also be delegated to other committees of the Board, such as the finance committee, as appropriate, based upon the nature of any particular risk. These committees are ultimately subject to oversight and direction of the full board of directors and report directly to the board of directors on these matters.

Policies Governing Director Nominations

Director Qualifications

          The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

  •
  nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

  •
  nominees must be highly accomplished in their respective fields, with superior credentials and recognition;

  •
  nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

  •
  nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

  •
  nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards.

          We do not have a formal diversity policy. However, as part of its evaluation of director candidates and in addition to other standards, the nominating and corporate governance committee may consider whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

          The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

          Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors' approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

          The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

          All recommendations for nomination must be in writing and include the following:

  •
  Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder's beneficial owner;
  •
  Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

  •
  Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;
  •
  All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and
  •
  A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

          Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772.

          Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy Governing Stockholder Communications with the Board of Directors

          The board of directors provides to every stockholder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for stockholder communication.

          Any of our stockholders who wish to communicate directly with the board of directors or an individual member of the board of directors may do so by sending such communication by U.S. Mail (including courier or expedited delivery service) addressed to the chairman of the board, as a representative of the entire board of directors, or to the individual director or directors, in each case, c/o Secretary, Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772.

          We will forward any such stockholder communication to the chairman of the board of directors, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis.

Policy Governing Director Attendance at Annual Meetings of Stockholders

          Our policy is to encourage all of our directors to be present at our annual stockholder meetings and six of our eight members who were directors at the time of the annual meeting of stockholders held in 2018, attended the meeting (in person or via conference call).

Board of Directors' Evaluation Program

          The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts its own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

          The board of directors bring together a diversity of experience. This includes planning, business development and strategic management of complex, global organizations, knowledge of the technology and application outsourcing industry, financial and accounting expertise, and domain experience.

Board Committees and Meetings

          The board of directors met fifteen (15) times and one (1) time by written consent during the fiscal year ended March 31, 2019. Each of the directors attended at least 75% of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during the fiscal year ended March 31, 2019.

          The board of directors has the following standing committees: audit committee; compensation committee; nominating and corporate governance committee; and finance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at the Corporate Governance section of our website at http://www.virtusa.com/investors. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee

Izhar Armony			X	X

Joseph G. Doody	X	X

Deborah C. Hopkins				X

Rowland T. Moriarty (Lead Director)			Chair

Barry K. Nearhos	Chair			X

William K. O'Brien	X	Chair

Vikram S. Pandit			X	Chair

Al-Noor Ramji		X

Meetings held in Fiscal Year 2019	Eight Meetings	Seven Meetings and One by Written Consent	Two by Written Consent	One Meeting and One by Written Consent

Financial Expert

Committee	Responsibilities

Audit Committee	• appointing, approving the compensation of, and assessing the independence and performance of our independent registered public accounting firm;
• approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
• reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•

reviewing the Company's financial reporting and accounting policies and principles, significant changes in such policies or principles or in their application and the key accounting decisions affecting the Company's financial statements, including alternatives to, and the rationale for, the decisions made;

• overseeing the review of the system of internal controls over financial reporting;
• approving the Internal Audit department charter and annual audit and staffing plans;
• monitoring Internal Audit's performance, results of internal audits and management's responses thereto;

•

reviewing and investigating any significant matters pertaining to the integrity of management, including conflicts of interest, related party transactions, or adherence to standards of business conduct;

•

establishing policies and procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees or other parties of concerns regarding accounting or auditing matters; and

• preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee	• annually reviewing and approving corporate goals and objectives relevant to compensation of our CEO and other executive officers;
• evaluating the performance of our CEO and other executive officers in light of such corporate goals and objectives and determining the compensation of our CEO and other executive officers;
• overseeing and administering our equity plans and similar plans; and
• reviewing and making recommendations to the board with respect to director compensation.

Committee	Responsibilities

Nominating and Corporate Governance Committee	• developing and recommending to the board criteria for board and committee membership;
• establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;
• identifying individuals qualified to become board members;
• recommending to the board the persons to be nominated for election as directors and to each of the board's committees;
• developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and
• overseeing the evaluation of the board and management.

Finance Committee

•

advising the Board and the Company's management regarding potential corporate transactions, including strategic investments, mergers, acquisitions and divestitures, the Company's debt or equity financings, credit arrangements, investments, capital structure and capital policies.

Compensation Committee Interlocks and Insider Participation

          During our fiscal year ended March 31, 2019, Messrs. O'Brien, Ramji and Doody served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

          During our fiscal year ended March 31, 2019, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Director Compensation

          With a focus on attracting, motivating and retaining our directors, in determining the compensation paid to our non-employee directors, the compensation committee, with the assistance of its compensation consultant, conducted a benchmark study and analysis based on Virtusa's peer group which the committee used for executive compensation in fiscal year 2018. To remain competitive, the compensation committee targeted the market median of such peer group, and took into consideration all forms of cash and equity compensation paid to non-employee directors of the peer group.

          The compensation committee reviewed and approved the peer group of 16 publicly traded companies for purposes of deriving benchmark compensation data set forth below:

ACI Worldwide Inc.	NeuStar, Inc.
Acxiom Corp.	Nutanix, Inc.
Black Knight, Inc.	Perficient Inc.
CSG Systems International Inc.	Sykes Enterprises, Inc.
Endurance Int'l Group Holdings Inc.	Synchronoss Technologies, Inc.
EPAM Systems, Inc.	Syntel, Inc.
ExlService Holdings Inc.	TTEC Holdings, Inc.
ManTech Int'l Corp.	Verint Systems, Inc.

          At the time the compensation committee approved the fiscal 2018 peer group, Virtusa's forecasted fiscal 2018 revenues were approximately $935 million at the mid-point of our publicly issued financial guidance for fiscal 2018 and our market capitalization was approximately $928 million.

Peer Group Profile

Median Revenues	$1.0 billion

Median Market Cap	$1.4 billion

Annual Revenues	Revenue range of peer group $474 million to $1.6 billion

          Having conducted the peer group analysis to target the median compensation of the peer group, the compensation committee approved and recommended to the independent members of the Board, and the Board approved, the fourth amended and restated non-employee director compensation policy which has been in effect since December 5, 2017 which provides for the following annual compensation, including additional annual compensation paid to the Lead Director and chairpersons of each committee due to the additional time, effort and expertise required to manage these committees:

Annual Cash Retainer Fee	$60,000

Annual Economic Value of Restricted Stock Award Unit (1)	$140,000

Additional Cash Retainer Fees for the following positions:

• Lead Independent Director	$30,000

• Chairman of the Audit Committee	$22,000

• Chairman of the Compensation Committee	$15,000

• Chairman of the Nominating and Corporate Governance Committee	$10,000

• Chairman of the Finance Committee	$10,000

          All cash payments are made on a quarterly basis.

  (1)
  The number of shares (or underlying shares) determined by dividing $140,000 by the fair market value of the closing price of our common stock on the date of grant.

          In addition, we will make, under our applicable stock plan, a one-time, initial restricted stock award (or unit award) of $50,000 with the number of shares (or underlying shares) determined by dividing $50,000 by the fair market value of the closing price of our common stock on the date of grant) to any new non-employee director who joins the board of directors. These shares will vest in three equal installments annually, with the first vesting date on the anniversary of the first day of the third month of the quarter following the director's appointment to the board of directors.

          Each restricted stock (or unit) award granted to a non-employee director under the non-employee director compensation policy will be made at the board of directors' meeting immediately following our annual meeting. The shares (or underlying shares) will vest in three equal installments annually at a rate of 33.33%, with the first installment vesting on the September 1 following the board meeting giving rise to the directors' annual equity award grant, with remaining vesting each one- year anniversary thereafter. The vesting of all equity awards granted to our non-employee directors will also accelerate by 12 months in the event of a change in control.

          We reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

          The following table sets forth a summary of the compensation earned by or paid to our non-employee directors for our fiscal year ended March 31, 2019:

2019 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Izhar Armony	60,000	139,978		—	—	—	—	199,978
Rowland T. Moriarty (a)	100,000	139,978		—	—	—	—	239,978
William K. O'Brien (b)	75,000	139,978		—	—	—	—	214,978
Al-Noor Ramji	60,000	139,978		—	—	—	—	199,978
Barry R. Nearhos(c)	82,000	139,978		—	—	—	—	221,978
Joseph G. Doody	60,000	139,978		—	—	—	—	199,978
Vikram S. Pandit(d)	70,000	139,978		—	—	—	—	209,978
Deborah C. Hopkins(e)	35,000	189,966	(3)(4)	—	—	—	—	224,966
  (1)
  Represents the cash fees earned during fiscal year 2019. We pay these fees promptly after the quarter in which they are earned.

  (a)
  Mr. Moriarty's cash fees earned includes an annual fee of $10,000 as chairman of the nominating and corporate governance committee and $30,000 as lead independent director.

  (b)
  Mr. O'Brien's cash fees earned includes $15,000 as chairman of the compensation committee.

  (c)
  Mr. Nearhos' cash fees earned include an annual fee of $22,000 as chairman of the audit committee.

    (d)
    Mr. Pandit's cash fees earned include $10,000 as chairman of the finance committee.

    (e)
    Ms. Hopkins was elected a class II director at the 2018 annual meeting of stockholders.

  (2)
  Represents the aggregate grant date fair value of the restricted stock awards/units granted on September 7, 2018, determined in accordance with FASB ASC Topic 718. The grant date fair value of each restricted stock award was $56.74.

  (3)
  Represents Ms. Hopkins' initial, one-time grant of $49,988, as well as an annual grant in the amount of $139,978.

  (4)
  Represents the aggregate grant date fair value of the restricted stock awards/units granted on September 7, 2018, determined in accordance with FASB ASC Topic 718. The grant date fair value of each restricted stock award was $56.74.

          The non-employee members of our board of directors who held such positions as of March 31, 2019 held the following aggregate number of unexercised options and unvested restricted stock awards as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Awards/Units
Izhar Armony	21,267	6,276
Rowland T. Moriarty	13,906	6,276
William K. O'Brien	29,489	6,276
Al-Noor Ramji	22,921	6,276
Barry R. Nearhos	—	6,276
Joseph G. Doody	—	5,905
Vikram S. Pandit	—	5,985
Deborah C. Hopkins	—	3,348

          The following table shows the grant of restricted stock awards/units made to the non-employee members of our board of directors during the fiscal year ended March 31, 2019:

Name	Grant Date	Number of Shares Underlying Restricted Stock Units
Izhar Armony	09/07/2018	2,467
Rowland T. Moriarty	09/07/2018	2,467
William K. O'Brien	09/07/2018	2,467
Al-Noor Ramji	09/07/2018	2,467
Barry R. Nearhos	09/07/2018	2,467
Joseph G. Doody	09/07/2018	2,467
Vikram S. Pandit	09/07/2018	2,467
Deborah C. Hopkins	09/07/2018	3,348

Stock Ownership Guidelines

          Each non-employee director is required to own our common stock with a market value of at least four (4) times their current annual board cash retainer fee (excluding chairman fees). Non-employee directors are expected to meet their ownership guidelines within three years of becoming subject to the guidelines. All our members of the board of directors have met these guidelines.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

          The audit committee of the board of directors has retained the firm of KPMG LLP, independent registered public accountants, to serve as independent registered public accountants for our 2020 fiscal year. KPMG LLP has served as our independent registered public accounting firm since 2004. The audit committee reviewed and discussed its selection of, and the performance of, KPMG LLP for our 2020 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee, at its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of us and our stockholders.

          Representatives of KPMG LLP attended eight (8) of eight (8) meetings of the audit committee in our fiscal year ended March 31, 2019. We expect that a representative of KPMG LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees billed by KPMG LLP

          The following table shows the aggregate fees for professional services rendered by KPMG LLP to us during the fiscal years ended March 31, 2019 and 2018:

	2019	2018
Audit Fees	$ 2,430,000	$ 2,186,011
Audit-Related Fees	30,108	317,848
Tax Fees	256,010	46,230
All Other Fees	59,913	49,206

Total	$ 2,776,031	$ 2,599,295

Audit fees

          Audit fees for both years consist of fees for professional services associated with the audit of our annual consolidated financial statements, the review of the consolidated interim financial statements and the audit of our internal control over financial reporting. These fees also include fees for services that are normally provided in connection with statutory audit and regulatory filings.

Audit-related fees

          Fees for audit-related services consist of fees for statutory audit certification services and other services that were reasonably related to the performance of audits or reviews of our financial statements and are not reported above under "Audit fees." The decrease in audit-related services from fiscal year 2018 to 2019 was primarily due to the due diligence services and consultation on financial reporting matters provided in connection with the eTouch acquisition in fiscal year 2018.

Tax fees

          Tax fees primarily consists of tax reform consulting services. The increase in tax fees from fiscal year 2018 to 2019 was attributable to consulting services related to the Tax Cuts and Jobs Act. The audit committee has determined that the provision of these services to us by KPMG is compatible with maintaining their independence.

All other fees

          All other fees relate to permissible non-audit services, and primarily include IT process assessment services.

          All of the foregoing fees were pre-approved by the audit committee.

Audit committee pre-approval process of fees

          The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of KPMG LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by KPMG LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with KPMG LLP, see "The Board of Directors and Its Committees" and "Report of the Audit Committee of the Board of Directors."

          For Proposal 2, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE RATIFICATION OF KPMG LLP
AS VIRTUSA CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR FISCAL YEAR ENDING MARCH 31, 2020.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.

          The Virtusa Corporation (the "Company") board of directors appointed us as an audit committee to oversee the Company's accounting and financial reporting processes on behalf of the board of directors, including review of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its internal auditor and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm. The audit committee has robust policies and procedures in place for selecting and monitoring the independent registered public accounting firm and its independence, including: an annual evaluation process; review of auditor and team member qualifications; rotation of lead engagement and concurring partners every five years; hiring restrictions for auditor employees; pre-approval of non-audit services; review of results from internal quality reviews, peer reviews and PCAOB inspections; and private meetings between the audit committee and the independent registered public accounting firm throughout the year.

          We are governed by a written charter adopted by the audit committee and our board of directors, which is available through the Investor Relations page of our website at http://www.virtusa.com.

          The audit committee consisted of three members, Messrs. Nearhos, O'Brien and Doody, all non-employee directors at the time that the actions of the committee described in this report were undertaken during the Company's fiscal year ended March 31, 2019. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by The NASDAQ Stock Market, Inc. and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. Messrs. Nearhos and O'Brien are each "audit committee financial experts" as is currently defined under SEC rules.

          The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by the Company's management and the independent registered public accounting firm.

          In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, the independent registered public accounting firm for our fiscal year ended March 31, 2019, the overall scope and plans for their audit of the consolidated financial statements for the fiscal year ended March 31, 2019. At the end of each quarter and financial year, we have met with the Company's independent registered public accounting firm, KPMG LLP, with and without the Company's management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2019 with management and the independent registered public accounting firm.

          We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the SEC, on its assessment of the effectiveness of the Company's internal control over financial reporting, as well as the Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to KPMG's audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in the Company's fiscal year ending March 31, 2020.

          We discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB), including a discussion of the Company's accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.

          We have reviewed the permitted services under rules of the SEC as currently in effect and discussed with KPMG their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

          Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended March 31, 2019 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

THE AUDIT COMMITTEE

Barry R. Nearhos, Chair
William K. O'Brien
Joseph G. Doody

PROPOSAL 3
ADVISORY APPROVAL VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

          The following proposal, commonly known as a say-on-pay proposal, is provided as required pursuant to Section 14A of the Exchange Act and gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers ("NEOs"). This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at our annual meeting of stockholders:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's NEOs, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

          In considering your vote, we invite you to review the Compensation Discussion and Analysis included in this proxy statement. This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and will review and consider the outcome of the vote when considering future compensation decisions for our NEOs.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE APPROVAL OF, ON AN ADVISORY BASIS,
THE COMPENSATION OF OUR NEOS
AS DISCLOSED IN THIS PROXY STATEMENT.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

          No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.

          The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the "CD&A") for the fiscal year ended March 31, 2019 with management. In reliance on the review and discussion referred to above, the compensation committee has approved the CD&A, and has recommended to the board of directors, and the board of directors has approved, the CD&A for inclusion in the proxy statement for the fiscal year ended March 31, 2019 for filing with the SEC.

Respectfully submitted by the
Compensation Committee,

William K. O'Brien (chairman)
Al-Noor Ramji
Joseph G. Doody

VIRTUSA CORPORATION 2019
COMPENSATION DISCUSSION AND ANALYSIS

          This compensation discussion and analysis ("CD&A") explains our executive compensation program, including philosophy, policies, practices and key compensation decisions for fiscal 2019 as it relates to our NEOs. Compensation for our NEOs is further described in the Summary Compensation Table and other compensation tables contained in this proxy statement.

Our Named Executive Officers (NEOs)

Kris Canekeratne	Chairman and Chief Executive Officer

Ranjan Kalia	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Samir Dhir	President, Head of Americas (1)

Thomas R. Holler	Executive Vice President, Chief Strategy Officer

Keith Modder	Executive Vice President, Chief Operating Officer and Managing Director, Europe, Middle East and AsiaPac (1)

    (1)
    Mr. Dhir assumed the title of President, Head of Americas and Mr. Modder assumed the title of Chief Operating Officer and Managing Director, EMEA in April 2019.

CD&A Table of Contents

Compensation Overview	34

Compensation Philosophy and Principles	39

Compensation Elements	41

Compensation Program Details	43

Compensation Policies and Governance Practices	50

Compensation Overview

2019 Performance Highlights

          As we evaluate our compensation for the year, we note fiscal 2019 was another strong year for Virtusa Corporation. We continued to build on our leadership in digital transformation solutions and services.

          Our growth reflects the robust demand for our differentiated solutions that deliver deep digital transformation and cost improvement across our clients' organizations. We are proud of this accomplishment and are committed to remain focused on strategies that create long term values for our clients and shareholders.

*  For a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure, see Annex A attached to this proxy statement.

Compensation Best Practices

What We Do	What We Don't Do

    Closely align pay-for-performance alignment

    Balance performance metrics with annual and long-term plans

    Align performance metrics with management and shareholder interests

    Set rigorous goals aligned to business strategy

    Pay the majority of direct compensation over the long term

    Retain an independent compensation consultant

    Maintain significant stock ownership guidelines

    Maintain enhanced clawback requirements

    Use "single-trigger" change of control provisions

    Provide tax gross-ups on perquisites

    Pay dividends on long-term incentives prior to vesting

    Allow pledging, hedging or short-sale transactions

    Encourage unreasonable risk taking

    Grant equity awards discounted at values below 100% of fair market value

    Reprice stock options

Engagement with Our Shareholders

Say on Pay

At our annual meeting of stockholders in September 2018, we held our annual vote on an advisory resolution to approve the compensation of our NEOs ("say-on-pay"). Our stockholders overwhelmingly approved the compensation of our NEOs reported in our 2018 proxy disclosures.

Shareholder Discussions

          In addition to the say-on-pay vote, our CFO, General Counsel and/or our Chairman of the compensation committee spoke to holders of more than 50% of our outstanding shares, and conducted a comprehensive review of our executive compensation program and practices, with the goal of better aligning our executive compensation program with Company performance, shareholder interests and value creation. The following list outlines our shareholder concerns and how we addressed them:

Areas of Concern	Changes for FY2020

Benchmarking CEO pay up to the 75th Percentile	Benchmark CEO target total pay to the 50th percentile, subject to other factors enumerated on page 39 of this proxy statement.

One-year performance period for performance based equity awards	Performance based LTI grants will be subject to a two-year period in FY20 and a three-year performance period in FY21.

Lack of relative performance metrics

Performance based LTI grants will be subject to modification based on our relative Total Stockholder Return ("rTSR") against the S&P composite 1000 IT Services companies; each financial metric payout may be increased or decreased by up to 20% based on Virtusa's rTSR over the performance period.

Overlapping metric between annual and long-term incentive awards	Our variable cash compensation plan and our LTI equity award program will no longer be subject to the same performance metrics.

Change 2017 PSUs performance metrics mid performance period

We will not make any adjustments to performance metrics mid-performance period other than for M&A activities. We have disclosed this commitment in a supplemental Form 8-K filing and amended our compensation committee charter to reflect this commitment

          We appreciate the additional feedback we received from our shareholders as part of our shareholder outreach program. The compensation committee will continue to consider the outcome of our say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for our NEOs.

Peer Group for Compensation Benchmarking

          Peer group compensation data is one of many factors that the compensation committee considers in setting compensation levels for each of our NEOs. Based on factors and considerations, the compensation committee may set a NEO's total compensation and each component of compensation above or below the referenced benchmark. We believe that the use of peer group data and generally targeting the market median of our peer group are key factors in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

          Each year, the compensation committee evaluates the appropriateness of the peer group we use to benchmark and evaluate compensation levels and design. When evaluating the appropriateness of our compensation peer group, the compensation committee seeks to construct and approve a peer group of companies that shares similar attributes to Virtusa. In that regard, the compensation committee evaluated existing and potential peer companies against the following criteria:

Criteria	Selections

Type	Publicly traded on a major US stock exchange

Global Industry Classification Standard (GICS) Code	4510: Software Services 451020: IT Services 45102010: IT Consulting & Other Services 45102020: Data Processing & Outsourcing Services
Other 8-digit codes each of which is under the code 4510

Annual Revenues	Revenue range of ~$500 million to ~$2 billion (~1/2 to 2x Virtusa's revenue)

          Based on these evaluation criteria, the fiscal 2018 peer group was modified with four companies removed and four companies added. The compensation committee approved the following newly constituted fiscal 2019 peer group, which is comprised of 16 publicly traded companies:

ACI Worldwide Inc.	j2 Global, Inc. *

Acxiom Corp.	ManTech Int'l Corp.

Cardtronic plc *	NeuStar, Inc.

DST Systems, Inc. *	Nutanix, Inc.

Endurance Int'l Group Holdings Inc.	Sykes Enterprises, Inc.

EPAM Systems, Inc.	Syntel, Inc.

ExlService Holdings Inc.	TTEC Holdings, Inc.

FireEye, Inc. *	Verint Systems, Inc.

  *  Added to peer group in fiscal year 2019

          At the time the compensation committee approved the fiscal 2019 peer group, Virtusa's forecasted fiscal 2019 revenues were approximately $1 billion at the mid-point of our publicly issued financial guidance for fiscal 2019 and our market capitalization was approximately $1.3 billion.

Peer Group Profile

Median Revenues	$1.156 billion

Median Market Cap	$2.176 billion

Revenue Growth	Median 1, 3 and 5-year revenue growth rates of 8.3%, 9.2% and 9.0%, respectively

Performance-Based Compensation Structure

          Our executive compensation structure is focused on both short-term (variable cash compensation plan, or "VCCP") and long-term (PSUs) performance-based compensation ("at-risk" pay). The charts below highlight that 76% of the CEO's fiscal 2019 total target compensation and 63% of the average fiscal 2019 total target compensation of our other NEOs as a group is at risk and consistent with our pay for performance philosophy.

Relationship between CEO Reported Compensation, Target Total Compensation and Realized Compensation

We review our CEO's compensation using the following three methods:

          For a given fiscal year, the amounts shown under each of the three disclosed methods typically will differ from each other, often materially. The numbers shown in the following graph are not intended to replace the SEC mandated Summary Total Compensation, but rather provide a perspective on the relationship between the CEO's reported compensation, target total compensation and realized compensation.

The graph below shows the following:

  •
  CEO target total pay increasing in each of the last three fiscal years. However, realized pay has not moved in lockstep with target total pay, reflecting the differing levels that achieved performance has had on incentive payouts over those fiscal years.

  •
  Little correlation between reported pay and realized pay. This is an expected outcome since the majority of reported pay represents the grant date accounting values of equity grants, not the actual value of those grants when earned by the CEO.

  (1)
  Realized compensation for each fiscal year equals the sum of the CEO's (i) base salary paid during the fiscal year, (ii) variable cash compensation earned during the fiscal year, (iii) PSUs conditionally earned during the fiscal year that have not yet vested (value based on year-end share price), (iv) time-based RSUs that vested during the fiscal year (value based on vesting date share price),and (v) for fiscal 2019 only, reflects the value of shares under the long term incentive plan ("LTIP") which vested in fiscal 2019.

Compensation Philosophy and Principles

          We believe that the compensation of our executive officers should focus executives on the achievement of near-term corporate targets as well as long-term business objectives and strategies. We place significant emphasis on pay-for-performance compensation programs, which reward our executives when we achieve certain financial and business goals and create stockholder value and result in reduced executive compensation when we do not achieve our business and shareholder value goals. We use a combination of base salary, annual variable cash compensation programs, a long-term equity incentive compensation program and a broad-based benefits program to create a competitive compensation package for our executive management team. We describe below our compensation philosophy, policies and practices with respect to our CEO, chief financial officer and other executive officers.

Executive Compensation Philosophy

          Our compensation committee believes that a substantial percentage of the compensation of our executive officers should be performance-based. In that regard, our compensation program places the greatest emphasis on long-term incentive compensation through equity grants that vest predominantly on achievement of performance goals, which we believe effectively aligns the interests of our executive officers and those of our stockholders.

          Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

  ✓
  Align with Shareholder Interests: Align each executive's interests with shareholders' interests by including a significant variable component which is weighted heavily toward performance-based awards.

  ✓
  Performance Based: Compensate our executives to manage our business to meet our near-term and long-term objectives.

  ✓
  Market Competitiveness: Total target compensation should be competitive with peer group companies so that Virtusa can attract and retain talented and experienced executives and motivate and reward executives whose knowledge, skills and performance are critical to our success.

          Overall, for fiscal 2019, the compensation committee has generally positioned target total compensation (i.e., the sum of base salary, variable cash compensation opportunity and target long-term incentive value) around the 50th percentile of the peer group with the exception of the CEO in recognition of his long-term success in driving profitable revenue growth for Virtusa and unique ability and expertise to execute on Virtusa's strategic business plans.

          Beginning the current fiscal year, however, overall, our compensation committee will target total compensation generally near the 50th percentile for all NEOs, including the CEO. In setting individual executive compensation levels, the compensation committee will also consider other factors, in addition to the market data, which are described below.

Executive Compensation Decisions

          Our compensation committee, which is comprised entirely of independent directors, is responsible for establishing and administering our policies governing the compensation for our executive officers, including executive officer salaries, bonuses and equity incentive compensation. The compensation committee reviews all components of compensation for our NEOs. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. It has been our practice that all decisions with respect to our executive officers are determined and approved by the compensation committee and are also recommended to our non-employee directors who are independent within the meaning of the director independence standards of NASDAQ (the "Independent Board") for approval and/or ratification.

          We use a mix of short-term compensation (base salaries and variable cash incentive compensation) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve the objectives of our executive compensation program. We determine the percentage mix of compensation structures that we think is appropriate for each of our executive officers. The compensation committee believes that a substantial percentage of the compensation of our executive officers should be performance-based. In that regard, our compensation program places the greatest emphasis on long-term incentive compensation through equity grants that vest predominantly on achievement of performance goals, which we believe effectively aligns the interests of our executive officers and those of our stockholders.

          The compensation committee meets outside the presence of the executive officers and uses its judgment and experience and the recommendations of the CEO to determine the appropriate mix of compensation for each individual. The compensation committee has the authority to engage the services of outside consultants and advisors to assist it with making decisions regarding the establishment of our compensation programs and philosophy. The compensation committee retained Meridian Compensation Partners, LLC ("Meridian") as its independent compensation consultant to advise the compensation committee in matters related to executive officer and director compensation for our 2019 fiscal year, as described in more detail below. Meridian does not provide any services to us other than the executive or board compensation services provided to the compensation committee. The compensation committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"), to provide advice and recommendations with respect to the Company's executive compensation programs for the fiscal year ending March 31, 2020.

          In determining the target and actual compensation paid to our NEOs, the compensation committee considers a broad range of information, data and advice, including but not limited to peer group compensation data, executive experience and performance, internal pay equity, pay mix, additional responsibilities of the officer, succession planning, advice from our compensation consultant and legal counsel and input from our CEO (solely with respect to his direct reports).

          The CEO makes recommendations to the compensation committee regarding base salary levels, target variable cash incentive awards, equity awards and performance goals for both variable cash incentive compensation and performance-based equity awards for the NEOs. The compensation committee considers the recommendations of the CEO when setting compensation levels, payout opportunities and mix of pay for these NEOs.

Compensation Elements

Key Elements of Fiscal 2019 Compensation

Element	Description

Base Salary	• Annual fixed cash compensation

Variable Cash Compensation Plan	• Annual Variable Cash Compensation Plan (50%) Revenue (50%) Non-GAAP Income from operations

Long-term Incentives	• Performance-based Equity Awards (50%) Revenue (50%) Non-GAAP Income from operations Vesting: 33% on September 1, 2019; 67% on March 1, 2021
• Time-based Equity Awards Vest 33.333% over 3 years, subject to continued service, on each of June 1, 2019, June 1, 2020 and June 1, 2021

Other Benefits

          We believe that maintaining a competitive benefit package for our executive officers is a key factor in attracting and retaining highly qualified personnel.

          Executive officers are eligible to participate in all of our group employee benefit plans, such as medical, dental, vision, and group life and accidental death and dismemberment insurance, in each case on the same basis as other employees.

          Executive officers are also eligible to participate in our 401(k) plan, which we offer to all our U.S.-based employees. Eligible employees may contribute, on a pre-tax basis, a portion of their salaries to the 401(k) plan and invest their contributions among available investment alternatives. We do not offer pension benefits to our executive officers or other employees, except as mandated by the governments of India and Sri Lanka.

          For fiscal 2019, we provided no perquisites or personal benefits to any of our NEOs other than to Keith Modder, our executive vice president, chief operating officer and managing director, EMEA. We provide Mr. Modder, who resides in Sri Lanka, certain perquisites as fully described in the Summary Compensation Table in footnote 10 on page 56. These perquisites are considered customary in Sri Lanka and similar to those customarily provided to other Sri Lankan-based executives. Our compensation committee approved (and our independent members of our Board approved) each of these perquisites for fiscal 2019.

2019 Target Compensation

          The table below shows each NEO's fiscal 2019 target total compensation and each element of target total compensation as approved by the compensation committee. Disclosed target amounts are those amounts that would be earned assuming achievement of target performance, as set and approved by the compensation committee and approved by our independent members of our board of directors.

Name	Position	Base Salary	Target Incentive Opportunity	Target Total Cash Compensation	Time-based Share Units (1)		Performance Share Units at Target (1)	Target Total Compensation
Kris Canekeratne	Chairman and Chief Executive Officer	$513,000	$525,000	$1,038,000	$1,329,960		$5,319,983	$7,687,943
Ranjan Kalia	Executive Vice President, Chief Financial Officer	$400,000	$275,000	$675,000	$539,971		$1,259,995	$2,474,966
Samir Dhir	President, Head of Americas	$400,000	$350,000	$750,000	$674,975	(2)	$1,574,958	$2,999,933
Tom Holler	Executive Vice President, Chief Strategy Officer	$364,000	$280,000	$644,000	$436,467		$1,018,455	$2,098,922
Keith Modder	Executive Vice President, Chief Operating Officer and Managing Director, EMEA	$315,000	$250,000	$565,000	$419,982		$979,991	$1,964,973
  (1)
  Reflects the aggregate grant date fair value of stock awards.
  (2)
  Reflects a one-time promotion grant with a value of $450,000 for Mr. Dhir's promotion to President.

          Our fiscal 2019 executive compensation program is primarily composed of base salary, variable cash compensation, time-based equity compensation and performance-based equity compensation. Our compensation committee has not adopted a formal policy for allocating between various forms of compensation. However, we generally strive to provide our NEOs with a balance of short-term and long-term incentives to encourage consistently strong performance and to be competitive within our peer group.

          For fiscal 2019, the compensation committee approved a mix of long-term incentives to enhance the retentive aspects of our equity compensation and the alignment of our equity compensation with market practice. The long-term incentive mix was comprised of performance share units and restricted stock units. For the CEO, his long-term incentive target value was allocated 80% to performance-based restricted stock units and 20% to time-based restricted stock units. For our other NEOs, their long-term incentive target value was allocated 70% to performance-based restricted stock units and 30% to time-based restricted stock units.

Compensation Program Details

Described below is each fiscal year 2019 pay component.

Base Salary

          Our NEOs are each paid a base salary, which the compensation committee reviews each fiscal year. The compensation committee primarily used competitive market data within our peer group to set base salary levels and to determine any base salary adjustment. The compensation committee generally set each of our NEO's base salary between the 25th and 50th percentile of the compensation peer group which is aligned with our philosophy of focusing on performance-based compensation.

          Our compensation committee approved and recommended to our board, and our independent members of our board of directors approved, the following fiscal 2019 annual base salaries for our NEOs:

Name	FY18 Base Salary	% Increase	FY19 Base Salary

Kris Canekeratne	$500,000	2.60%	$513,000

Ranjan Kalia	$390,000	2.56%	$400,000

Samir Dhir	$360,000	11.11%	$400,000

Thomas R. Holler	$355,000	2.54%	$364,000

Keith Modder	$300,000	5.00%	$315,000

Variable Cash Compensation Plan

          We have established the annual variable cash compensation program ("VCCP") to incent our executive officers to achieve performance goals established and approved by the compensation committee. VCCP supports our pay-for-performance philosophy by providing incentive compensation to our executive officers solely upon the achievement of pre-set performance goals.

          We achieved threshold performance goals for both revenue and non-GAAP income from operations in our fiscal year ended March 31, 2019 and, as a result, Virtusa made annual variable cash plan payments under the VCCP to our NEOs. We made no discretionary cash payments to our NEOs.

Target Opportunities

          The compensation committee primarily used peer group data to set each NEO's target cash incentive opportunity. Historically, the compensation committee has set target cash incentive opportunity between the 25th and 50th percentile of the compensation peer group. However, the compensation committee also considered other factors in setting each NEO's fiscal 2019 target cash incentive opportunity, including the executive officer's prior performance, experience, expertise and ability to drive corporate performance.

          The payout opportunity under the fiscal 2019 VCCP ranged from 33% of the target incentive opportunity for achieving threshold performance to 200% of the target cash incentive opportunity for achieving maximum level of performance. The chart below shows each NEO's fiscal 2019 cash incentive opportunities.

Name	Target Incentive Opportunity	% of Base Salary	Threshold Incentive Opportunity 33%	% of Base Salary	Maximum Incentive Opportunity 200%	% of Base Salary

Kris Canekeratne	$525,000	102%	$173,250	34%	$1,050,000	205%

Ranjan Kalia	$275,000	69%	$90,750	23%	$550,000	138%

Samir Dhir	$350,000	88%	$115,500	29%	$700,000	175%

Thomas R. Holler	$280,000	77%	$92,400	25%	$560,000	154%

Keith Modder	$250,000	79%	$82,500	26%	$500,000	159%

Performance Measures, Goals, and Results

          For fiscal 2019, the compensation committee approved two equally weighted performance measures: (i) revenue and (ii) non-GAAP income from operations, along with minimum, target and maximum goals for these measures. The compensation committee selected these performance measures as they reflect Virtusa's on-going strategic goal of driving profitable revenue growth, which in turn translates into enhanced shareholder value. The compensation committee considered using other financial metrics but revenue growth and non-GAAP income from operations continue to be the central drivers of our business. Further, our executive team focuses each business unit on achieving stretch revenue and gross margin goals which directly contribute to the Company's revenue and non-GAAP income from operations objectives. Additionally, our compensation committee believes that these financial metrics, revenue and non-GAAP income from operations, most align with investor focus and stockholder value creation, and are consistent with Virtusa's stated goal of increasing top line growth faster than industry growth and increasing non-GAAP operating margins and non-GAAP income from operations and year over year.

          The compensation committee also approved the VCCP revenue goals and non-GAAP income from operations goals at the beginning of the fiscal year. The compensation committee set these goals to be challenging, but achievable, based on our business plan. In that regard, the target revenue goal for fiscal year 2019 approved by the compensation committee was 22% higher than the actual revenue results for fiscal year 2018, which itself represented an increase of 9% from revenues recognized in fiscal year 2018 to fiscal year 2017. In addition, the National Association of Software and Services Companies (NASSCOM) estimated revenue growth rate for the IT services industry for fiscal 2018/2019 was set at between 7-9%.

          In addition to setting revenue growth rates above industry averages, the rigor and challenge of our goal setting process is further demonstrated by the various levels of pay-outs earned over the last five fiscal years, as shown in the below chart:

*The compensation committee exercised discretion to reduce FY2016 payouts from 75% to 50% of target because the Company did not achieve its income from operations targets.

          The following chart shows the compensation committee approved performance goals for fiscal 2019 and achieved results against those goals.

Performance Measure	Weight	Threshold 33% (millions)	Target 100% (millions)	Maximum 200% (millions)	FY19 Actual Performance (millions)	% of Target Payout Factor Achieved

Revenue	50%	$1,225	$1,245 (2)	$1,300	$1,247.86	106.44%

Non-GAAP Income from operations(1)	50%	$117	$123 (3)	$136	$123.23	101.46%

Overall Payout Factor						103.95%

  (1)
  Non-GAAP income from operations excludes stock-based compensation expense, acquisition related charges and restructuring charges. For a reconciliation of each non-GAAP financial measure to the most comparable U.S. GAAP measure, see Annex A attached to this proxy statement.

  (2)
  Under the VCCP, the revenue target for a 100% payout for the fiscal year ended March 31, 2019 was $1,245 million, representing a growth rate of approximately 22% from fiscal 2018 revenue of $1,020.7 million.

  (3)
  The non-GAAP income from operations target for the fiscal year ended March 31, 2019 was $123 million, representing a 42% increase from fiscal 2018 non-GAAP income from operations of $87.1 million.

Payout Levels

          In fiscal 2019, based on an overall payout factor equal to 103.95% of their targeted variable cash compensation. The chart below shows the amount of each NEO's payout under the VCCP:

Name	Target Incentive Opportunity	Achievement	VCCP Paid (1)

Kris Canekeratne	$525,000	103.95%	$545,749

Ranjan Kalia	$275,000	103.95%	$285,868

Samir Dhir	$350,000	103.95%	$363,832

Thomas R. Holler	$280,000	103.95%	$291,066

Keith Modder	$250,000	103.95%	$259,881

  (1)
  Represents amount approved by our compensation committee and Independent Board.

Long-Term Incentive (LTI) Compensation

          We have established a long-term incentive compensation program to incent our executive officers to achieve key financial metrics, enhance shareholder value and align the interests of our executive officers with our stockholders. Under this program, we granted performance share units ("PSUs") and time-based restricted stock units ("RSUs") to our executive officers during fiscal 2019. For fiscal 2019, the long-term incentive compensation of our CEO and NEOs comprised of:

  CEO

  •
  For our CEO, 80% of equity awards granted are PSUs; 20% are RSUs
  •
  PSUs represent 69% of our CEO's total target compensation
  •
  RSUs represent 17% of total target compensation

  Other NEOs

  •
  For our other NEOs, 70% of equity awards granted are PSUs; 30% are RSUs
  •
  PSUs represent 51% of our other NEOs' total target compensation
  •
  RSUs represent 22% of our other NEOs' total target compensation

          The compensation committee must approve grants of equity awards to our NEOs. The compensation committee approves annual equity grants at its first regularly scheduled or special meetings during the fiscal year. Our practice is also to require our independent members of our Board to ratify and approve all equity awards approved by the compensation committee

Target Opportunities

          The compensation committee primarily used peer group data to set the fiscal 2019 target value of each NEO's annual equity grant. In this regard, the compensation committee generally sets each NEO's target value for PSU grants between the 50th and 75th percentile of the compensation peer group. However, the compensation committee also considered other factors in setting each NEO's fiscal 2019 target value, including the executive officer's prior performance, experience and expertise and ability to drive corporate performance and key share usage statistics such as run rate, overhang, shares available for future grants and dilution.

PSU Grants

          For fiscal 2019, the compensation committee approved a grant of PSUs to each NEO ("Annual 2019 PSUs"). These Annual 2019 PSUs were subject to the achievement of performance goals established and approved by the compensation committee. The grant of the Annual 2019 PSUs supported our pay-for-performance philosophy by providing incentive compensation to our executive officers solely upon the achievement of pre-set performance goals.

PSU Target Award

          The chart below shows the target number and related value of the Annual 2019 PSUs granted to each of our NEOs.

Name	Annual 2019 PSUs Granted at 100% Achievement of Target (#)	Target Value

Kris Canekeratne	112,307	$ 5,319,983

Ranjan Kalia	26,599	$ 1,259,995

Samir Dhir	33,248	$ 1,574,958

Thomas R. Holler	21,500	$ 1,018,455

Keith Modder	20,688	$ 979,991

          The payout opportunity under the Annual 2019 PSUs ranged from 33% of the target number of PSUs for achieving a minimum level of performance to 200% of the target number of PSUs for achieving maximum level of performance.

Performance Measures and Goals

          The compensation committee approved two equally-weighted performance measures for the Annual 2019 PSUs: (i) revenue and (ii) non-GAAP income from operations, along with minimum target and maximum goals for these measures. The compensation committee chose the performance measures as they reflect Virtusa's on-going strategic goal of driving profitable revenue growth, which in turn should translate into enhanced shareholder value.

          The compensation committee considered using other financial metrics but revenue growth and non-GAAP income from operations continue to be the central drivers of the business. Even though these are the same metrics as the VCCP, the committee considers these metrics core to the Company's short- and long-term success. See also the discussion "Performance Measures, Goals and Results" on page 44 for additional reasons why the compensation committee believes revenue and non-GAAP income from operations targets are critical to build shareholder value.

          Further, the compensation committee considered using a performance period longer than one year, but decided to keep the one-year performance period as the committee believed that the one-year performance period had historically and consistently generated strong company performance. The committee believed that setting financial goals over a longer performance period would lock the company into pre-set targets or goals, even where unforeseeable, external factors could impact future business plans, making the plans ineffective.

          The compensation committee set these goals to be rigorous, but achievable, based on our business plan at the time of approval. In that regard, the target revenue goal for fiscal 2019 approved by the compensation committee was 22% higher than the actual revenue achieved for fiscal year 2018, which itself represented an increase of 9% from the revenue achieved in fiscal 2017. In addition, the National Association of Software and Services Companies (NASSCOM) estimated revenue growth rate for the IT services industry for fiscal 2018/2019 was set at between 7-9%.

          The rigor of our goal setting process for our performance-based equity awards is further demonstrated by the various levels of payouts earned over the last five fiscal years, as shown in the chart below:

The chart below shows the compensation committee approved performance goals for fiscal 2019 and results achieved against those goals:

Performance Measure	Weight	Threshold 33% (millions)	Target 100% (millions)	Maximum 200% (millions)	FY19 Actual Performance (millions)	% of Target Payout Factor Achieved

Revenue	50%	$1,225	$1,245 (2)	$1,335	$1,247.86	107.16%

Non-GAAP Income from operations(1)	50%	$117	$123 (3)	$142	$123.23	101.62%

Overall Payout Factor						104.39%

  (1)
  Non-GAAP income from operations excludes stock-based compensation expense, acquisition related charges and restructuring charges. For a reconciliation of each non-GAAP financial measure to the most comparable U.S. GAAP measure, see Annex A attached to this proxy statement.
  (2)
  The revenue target for a 100% payout for the fiscal year ended March 31, 2019 was $1,245 million, representing a growth rate of approximately 22% from the fiscal 2018 actual revenue achieved of $1,020.7 million.
  (3)
  The non-GAAP income from operations target for a 100% payout for the fiscal year ended March 31, 2019, was $123 million, representing a 42% increase from fiscal 2018 non-GAAP income from operations achieved of $87.1 million.

Changes to PSU Program for Fiscal 2020

          In response to shareholder concerns raised in our 2019 shareholder outreach program, the compensation committee has decided to make material changes for fiscal 2020 and beyond in the PSU program. For fiscal 2020, the compensation committee has decided to implement the following changes:

    •
    Use different financial metrics than the VCCP;
    •
    The PSU program will have a longer performance period (i.e., two years in fiscal 2020 and three years beginning in fiscal 2021); and
    •
    The payout of PSUs tied to each financial metric will also be subject to a modifier based on our relative stockholder return ("rTSR") over a two-year performance period, as compared to the relative stockholder return in the S&P Composite 1000 Services companies, which could reduce or increase the payouts by up to 20%.

          The compensation committee has approved these changes to align better with stockholder interests and value creation.

RSU Grants

          For fiscal 2019, the compensation committee approved a grant of time-based RSUs to each NEO ("Annual 2019 RSUs"). RSUs vest over a three-year period, with one-third vesting on each of June 1, 2019, June 1, 2020 and June 1, 2021. The number of RSUs that vest on each vesting date is settled in a like number of shares of our common stock. The grant of the Annual 2019 RSUs supports our philosophy to retain key talent by providing compensation to our NEOs based on the completion of a service period. In addition, these grants incent our NEOs to enhance shareholder value.

Special five-year Performance Share Unit Grants

          On August 11, 2016, each of our NEOs received a special five-year performance share unit grant ("5-year PSUs"). The 5-year PSUs are earned based on achievement against non-GAAP income from operations goals over a five-year performance period beginning April 1, 2016 and ending March 31, 2021 ("Performance Period").

          During the Performance Period, the 5-Year PSUs vest based on Virtusa's achievement of 12-month trailing ("TTM") non-GAAP income from operations goals as of any eligible fiscal quarter ending within the Performance Period. The following are the compensation committee-approved Non-GAAP income from operations goals and related vesting schedule:

  •
  30% of 5-year PSUs vest upon achieving TTM non-GAAP income from operations of $117 million during the Performance Period.
  •
  30% of 5-year PSUs vest upon achieving TTM non-GAAP income from operations of $136 million during the Performance Period.
  •
  40% of 5-year PSUs vest upon achieving TTM non-GAAP income from operations of $158 million during the Performance Period.
  •
  To the extent that any 5-year PSUs vest in any fiscal quarter during the Performance Period, the 5-year PSUs will vest on the first day of the third month following the quarter in which vesting is achieved.

  •
  If Virtusa achieves TTM non-GAAP income from operations of $200 million at any fiscal quarter end within the Performance Period, then each NEO will vest in 200% of his target number 5-year PSUs less any previously vested 5-year PSUs.

          For fiscal 2019, based on our financial performance during the Performance Period, the trailing non-GAAP income from operations of $117,133 million resulted in the first target of $117 million being met during our third quarter ending on December 31, 2019 and 30% of the PSUs were earned and vested on March 1, 2019 as follows:

Name	Target Value	# of 5-Year PSUs Granted at Target	30% of PSUs Earned	Value of PSUs Earned at Vest

Kris Canekeratne	$3,370,500	150,000	45,000	$2,284,650

Ranjan Kalia	$1,123,500	50,000	15,000	$761,550

Samir Dhir	$898,800	40,000	12,000	$609,240

Thomas R. Holler	$1,123,500	50,000	15,000	$761,550

Keith Modder	$898,800	40,000	12,000	$609,240

Compensation Policies and Governance Practices

Stock Ownership Guidelines

          We have stock ownership guidelines to align the interests of our executive officers, including our NEOs, and non-employee directors with those of our stockholders. Under the guidelines, executives and non-employee directors are expected to hold common stock in an amount equal to a multiple of their base salary as determined by their position. All our NEOs and members of the board of directors have met these guidelines. The guidelines are as follows:

Named Executive Officer	Guideline as a Multiple of Salary or Fees	In Compliance (Yes/No)

Kris Canekeratne	6 x	Yes

Ranjan Kalia	3 x	Yes

Samir Dhir	3 x	Yes

Thomas R. Holler	3 x	Yes

Keith Modder	3 x	Yes

Non-Employee Directors	4 x	Yes

          Stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted stock but does not include unvested performance-based restricted stock or unvested stock options or in-the-money vested stock options.

          NEOs are expected to meet their ownership guidelines within three years of becoming subject to the guidelines. For purposes of the foregoing chart, the compensation of non-employee directors' annual board cash retainer fee excludes chairman fees.

Hedging and Pledging Policies

          We have adopted insider trading policies and procedures applicable to all of our employees, including our NEOs. Our insider trading policies do not permit any insiders, including the NEOs and board members, to "hedge" ownership of Virtusa securities, or otherwise engage in short sales or purchases or sales of any other type of derivative securities with respect to Virtusa securities. In addition, no insider, including our NEOs and board members, may pledge Virtusa securities. Under our policy, we designate all executive officers and board members as "insiders," as well as any other employee who is designated as an insider by the General Counsel of the Company, if the General Counsel determines that such employee, in the ordinary course of performance of his/her duties, may have access to material, non-public information regarding the Company.

Clawback

          In May 2015, we adopted a clawback policy that provides that the board of directors has discretion to clawback the amount of excess proceeds received by, or reduce the amount of future compensation payable to, an executive of the Company for excess proceeds from incentive compensation payable to, or received by, such executive due to misconduct by such executive that resulted in a material restatement of financial statements. The clawback period is the three-year period preceding the filing of any such restated financial statements with the SEC.

Code of Ethics

          We have adopted a "code of ethics," as defined by regulations promulgated under the Securities Act and the Exchange Act, that applies to all our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.virtusa.com/investors. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to:

Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772 Attention: Investor Relations

          We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at http://www.virtusa.com/investors and/or in our public filings with the SEC.

          For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.virtusa.com/investors.

Risk Oversight of Compensation Programs

          The compensation committee believes that our compensation program for fiscal 2019 for our NEOs is not reasonably likely to present a material adverse risk to us based on the following factors:

  •
  Our compensation program for executive officers is designed to provide a balanced mix of cash and equity, annual and longer-term incentives, and performance targets.

  •
  The base salary portion of our compensation program is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus primarily on stock price performance to the detriment of other important business metrics.

  •
  Our RSUs and PSU grants generally vest over three to four years. With our performance-based shares or PSUs, in certain cases, vesting is tied to operating metrics such as revenue or non-GAAP income from operations targets, not stock price, so our executives are incented to work together to maximize the company results, not any individual metric to which the other executives are not tied or have no input or undue influence.

  •
  Maximum payout levels under the VCCP and under the PSUs are capped at 200% of target.

  •
  Our insider trading policies do not permit any insiders, including the NEOs and board members, to "hedge" ownership of Virtusa securities, or otherwise engage in short sales or purchases or sales of any other type of derivative securities with respect to Virtusa securities.

  •
  No insider, including our NEOs and board members, may pledge Virtusa securities.

  •
  Under our insider trading policy, we designate all executive officers and board members as "insiders," as well as any other employee who is designated as an insider by the General Counsel of the Company, if the General Counsel determines that such employee, in the ordinary course of performance of his/her duties, may have access to material, non-public information regarding the Company.

  •
  Our clawback policy provides that the board of directors has discretion to clawback the amount of excess proceeds received by, or reduce the amount of future compensation payable to, an executive of the Company for excess proceeds from incentive compensation payable to, or received by, such executive due to misconduct by such executive that resulted in a material restatement of financial statements. The clawback period is the three-year period preceding the filing of any such restated financial statements with the SEC.

Tax Deductibility of Executive Compensation

          Prior to its amendment pursuant to 2017 Tax Cuts and Jobs Act ("Tax Act"), Section 162(m) of the Internal Revenue Code, as amended, generally disallowed a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation's CEO and certain other executive officers. However, performance-based compensation was not subject to the $1 million deduction limit if certain requirements were met. Among other changes to Section 162(m), the Tax Act eliminated the exemption for performance-based compensation. The amendment to

Section 162(m) is effective with respect to compensation paid in our fiscal 2019 and in future years. The Tax Act includes a transition rule that allows the performance-based compensation exemption to continue for executive officers with a right to participate in a plan that is part of a written binding contract in effect on November 2, 2017 that is not modified in any material respect before the compensation is paid ("Transition Rule"). The new 162(m) rules apply to Virtusa starting with deductions for the tax year beginning January 1, 2018.

          The compensation committee will consider the impact of Section 162(m) when designing our cash and equity bonus program, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines it is in our best interests. Further, to the extent that our NEOs participate in performance-based compensation plans that qualify for treatment as performance-based compensation under the Transition Rule, the compensation committee may, at its discretion, consider actions that would be considered a material modification to such plan or agreement if it determines it is in our best interests.

Committee Independence

          The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Exchange Act is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company's cash incentive, stock option and equity incentive plans. The compensation committee sets performance goals and objectives for the CEO and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the CEO with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. It has been our practice that decisions with respect to executive and director compensation are approved by the compensation committee and generally are also recommended to the full board (but only to the independent, outside directors thereof) for approval and/or ratification. Messrs. O'Brien, Ramji and Doody are the current members of the compensation committee.

Severance and Change in Control Benefits

          During fiscal 2019, we undertook a comprehensive peer-based review of the severance benefits ("Severance Benefits") provided under each of our NEO's Executive Agreement. Based on this review, our executive officers, including our NEOs, entered into new Executive Agreements, effective July 25, 2018. These new Executive Agreements, which were previously approved by our Board and compensation committee, contained modifications designed to enhance the alignment of the Severance Benefits with market practices, including the elimination of the single trigger change of control and certain other changes.

          Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs under certain circumstances, rather than negotiating severance at the time that a NEO's employment terminates. We have also determined that accelerated vesting of [certain] equity awards in connection with a termination following a change in control are appropriate because they will encourage our NEOs to stay focused on the business in such circumstances, rather than the potential personal implications for them. See "Potential Payments Upon Termination or Change in Control" on page 61 for a more detailed discussion.

Compensation Tables

Executive Compensation Summary

          The following table sets forth summary compensation information for the Company's CEO, CFO and the three other most highly compensated executive officers, in each case, for the fiscal years ended March 31, 2019, 2018 and 2017:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

Kris Canekeratne	2019	513,000	-		6,920,730	-	545,749	-		-		7,979,479
Chairman and Chief	2018	500,000	-		7,294,531	-	978,466	-		-		8,772,997
Executive Officer	2017	475,000	-		4,220,310	-	-	-		-		4,695,310
Ranjan Kalia	2019	400,000	-		1,864,099	-	285,868	-		-		2,549,967
Executive Vice President and	2018	390,000	-		1,716,260	-	504,888	-		-		2,611,148
Chief Financial Officer	2017	360,000	-		1,707,466	-	-	-		-		2,067,466
Samir Dhir	2019	400,000	100,000	(6)	2,330,098	-	363,832	-		-		3,193,930
President, Head of Americas (5)	2018	360,000	100,000	(6)	1,560,266	-	587,079	-		174,857	(7)	2,782,202
	2017	252,241	-		1,058,139	-	-	-		29,026	(7)	1,339,406
Thomas R. Holler	2019	364,000	-		1,506,762	-	291,066	-		-		2,161,828
Executive Vice President,	2018	355,000	-		1,716,260	-	518,587	-		-		2,589,847
and Chief Strategy Officer	2017	340,000	-		1,346,575	-	-	-		-		1,686,575
Keith Modder	2019	288,975	-		1,449,854	-	259,881	10,237	(9)	79,689	(10)	2,088,636
Executive Vice President,	2018	291,340	-		1,560,266	-	450,094	22,207	(9)	94,333	(10)	2,418,240
Chief Operating Officer &	2017	261,136	-		1,121,875	-	-	20,779	(9)	89,414	(10)	1,493,204
Managing Director, EMEA (8)

  (1)
  All salary amounts in the table above reflect the earnings of each NEO as calculated based on the actual number of business days in each fiscal year.

  (2)
  In accordance with SEC rules, the "Stock Awards" column reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. Awards subject to performance conditions are calculated based on the probable outcome of the performance conditions on grant date. The assumptions used in calculating the grant date fair value are set forth in the notes to our audited consolidated financial statements presented in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

  (3)
  As required by SEC rules, the table below disclose the grant date fair value of stock awards subject to performance conditions (i.e., performance share units), assuming achievement of maximum performance for the fiscal year ended March 31, 2019:

Name	Grant Date Fair Value of Annual 2019 PSU Plan Assuming Achievement of Maximum Performance ($)
Kris Canekeratne	10,639,965
Ranjan Kalia	2,519,989
Samir Dhir	3,149,916
Thomas R. Holler	2,036,910
Keith Modder	1,959,981
  (4)
  Variable incentive plan compensation payouts are made under our VCCP with respect to the applicable fiscal year after approval by our compensation committee and our Independent Board (no later than 75 days following the fiscal year). See section "Compensation Discussion and Analysis-PSU Grants" for more details.

  (5)
  All cash amounts paid in the fiscal year ended March 31, 2017, or fiscal 2017, were paid and recorded in Indian rupees and converted back into U.S. dollars using the annual average exchange rates of $0.01491 per Indian rupee for fiscal 2017. Fiscal 2018 and 2019 cash amounts were paid in U.S. dollars.

  (6)
  Represents bonus paid to Mr. Dhir in connection with his relocation from India to the United States in April 2017.

  (7)
  Fiscal 2018 represents the costs associated with Mr. Dhir's promotion to President and permanent relocation to the United States from India. Fiscal year 2017 includes the following perquisites paid on behalf of Mr. Dhir in India. No perquisites were paid to Mr. Dhir in fiscal 2019.

Perquisite	Fiscal 2018	Fiscal 2017

Company-paid vehicle (a)		$18,829

Company paid health insurance premium		$353

Employee provident fund and employee trust fund contributions		$4,606

Company-owned auto expenses		$5,238

Housing (b)	$138,288

Business round trip to India for family (c)	$9,483

Car Rental (c)	$27,086

Total:	$174,857	$29,026

(a)
Allocated cost for one year based on purchase price and four-year depreciation.
(b)
Apartment rental in New Jersey with gross-up for taxes plus deposits.
(c)
Includes gross-up for taxes.
  (8)
  All cash amounts are paid and recorded in Sri Lankan rupees and translated back into U.S. dollars using the annual average exchange rates of $.0.00593, $ 0.00652 and $ 0.00677 per Sri Lankan rupee for the fiscal years ended March 31, 2019, 2018, and 2017, respectively.

  (9)
  Represents the year-over-year change in the value of accumulated pension benefits to be paid under the government-mandated Sri Lanka Defined Benefit Gratuity Plan and reflects any changes in fiscal year end exchange rates of the Sri Lankan rupee to the U.S. dollar.

  (10)
  Includes the following perquisites:

Perquisite	Fiscal 2019	Fiscal 2018	Fiscal 2017

Company-paid vehicle (a)	$14,461	$26,473	$27,498

Company paid health insurance premium	$17,312	$15,600	$15,227

Golf and athletic club memberships	$1,408	$1,567	$1,286

Employee provident fund and employee trust fund contributions	$43,346	$43,701	$39,170

Company-owned auto expenses	$3,162	$6,992	$6,233

Total:	$79,689	$94,333	$89,414

    (a)
    Allocated cost for one year based on purchase price and four-year depreciation which ended October 2018. A new program will commence March 2019.

Fiscal 2019 Grants of Plan-based Awards

          The compensation committee approves all our equity-based and non-equity-based awards to all our employees, including our executive officers. The expected payouts under the non-equity incentive plan awards in the table below for Messrs. Canekeratne, Kalia, Dhir, Holler and Modder are those under our VCCP. All these incentive plans are discussed above, and amounts awarded are recorded in the fiscal year to which they apply and there are no provisions for future payouts.

GRANTS OF PLAN-BASED AWARDS

										All Other Stock Awards: Number of Shares of Stock or Units (#)
												All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option or Stock Awards ($/Share)
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards								Grant Date Fair Value of Option and Stock Awards ($) (2)
Name	Grant Date	Action Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)

Kris Canekeratne	—	—	173,250	525,000	1,050,000	—	—	—		—		—	—	—
	5/17/2018	5/10/2018	—	—	—	37,061	112,307	224,614	(3)	—		—	—	5,590,770
	5/17/2018	5/10/2018	—	—	—	—	—	—		28,076	(4)	—	—	1,329,960
Ranjan Kalia	—	—	90,750	275,000	550,000	—	—	—		—		—	—	—
	5/17/2018	5/10/2018	—	—	—	8,777	26,599	53,198	(3)	—		—	—	1,324,128
	5/17/2018	5/10/2018	—	—	—	—	—	—		11,399	(4)	—	—	539,971
Samir Dhir	—	—	115,500	350,000	700,000	—	—	—		—		—	—	—
	5/17/2018	5/10/2018	—	—	—	10,971	33,248	66,496	(3)	—		—	—	1,655,123
	5/17/2018	5/10/2018	—	—	—	—	—	—		14,249	(4)	—	—	674,975
Thomas R. Holler	—	—	92,400	280,000	560,000	—	—	—		—		—	—	—
	5/17/2018	5/10/2018	—	—	—	7,095	21,500	43,000	(3)	—		—	—	1,070,294
	5/17/2018	5/10/2018	—	—	—	—	—	—		9,214	(4)	—	—	436,467
Keith Modder	—	—	82,500	250,000	500,000	—	—	—		—		—	—	—
	5/17/2018	5/10/2018	—	—	—	6,827	20,688	41,376	(3)	—		—	—	1,029,872
	5/17/2018	5/10/2018	—	—	—	—	—	—		8,866	(4)	—	—	419,982

  (1)
  Represents amounts that could be paid under our VCCP. See section "Compensation Discussion and Analysis-Variable Cash Compensation Plan" for more details.

  (2)
  The amounts reported in this column reflect the grant date fair value of all awards computed under SFAS ASC Topic 718 and for performance-based awards, reflect the probability of achievement of the applicable targets on grant date.

  (3)
  These PSUs were granted on May 17, 2018 under our 2015 Stock Option and Incentive Plan (the "2015 Plan") and reflects the threshold, target and maximum equity incentive payout levels, which amounts would be payable in shares of our common stock, if the performance thresholds are met under the terms of the awards. To the extent that the Company achieves at least the minimum target, the shares underlying the PSUs are then subject to time-based vesting as follows: 33% vest on September 1, 2019 and the remaining 67% vest on March 1, 2021. See also the section "Compensation Discussion and Analysis-PSU Grants" for more details.

  (4)
  Represents a grant of restricted stock units with time-based vesting that vests at a rate of one third on each of June 1, 2019, 2020 and 2021.

Fiscal 2019 Outstanding Equity Awards at Fiscal Year-end

          The following table sets forth certain information concerning the number of outstanding equity awards held by our NEOs that are exercisable and unexercisable or vested and not vested at March 31, 2019:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Stock Awards

Name	Number of Shares or Unites of Stock That Have Not Vested (#)		Market Value of Shares or Unites of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Kris Canekeratne	22,845	(2)	1,221,065	—		—
	28,076	(3)	1,500,662	—		—
	170,388	(4)	9,107,239	—		—
	—		—	105,000	(6)	5,612,250
	—		—	112,307	(7)	6,002,809
Ranjan Kalia	8,245	(2)	440,695	—		—
	11,399	(3)	609,277	—		—
	35,874	(4)	1,917,465	—		—
	6,000	(5)	320,700	—		—
	—		—	35,000	(6)	1,870,750
	—		—	26,599	(7)	1,421,717
Samir Dhir	7,496	(2)	400,661	—		—
	14,249	(3)	761,609	—		—
	32,614	(4)	1,743,218	—		—
	—		—	28,000	(6)	1,496,600
	—		—	33,248	(7)	1,777,106
Thomas R. Holler	8,245	(2)	440,695	—		—
	9,214	(3)	492,488	—		—
	35,874	(4)	1,917,465	—		—
	—		—	35,000	(6)	1,870,750
	—		—	21,500	(7)	1,149,175
Keith Modder	7,496	(2)	400,661	—		—
	8,866	(3)	473,888	—		—
	32,614	(4)	1,743,218	—		—
	—		—	28,000	(6)	1,496,600
	—		—	20,688	(7)	1,105,774
  (1)
  Assumes closing price of $53.45 on March 29, 2019, the last business day of the Company's 2019 fiscal year.

  (2)
  One-third of the restricted units granted vest annually on each of June 1, 2018, 2019 and 2020.

  (3)
  One-third of the restricted units granted vest annually on each of June 1, 2019, 2020 and 2021.

  (4)
  Represents awards of performance-based restricted stock unit awards granted on August 10, 2017 under the 2015 Plan that met performance targets but remain subject to time-based vesting through March 1, 2020.

  (5)
  Represents a one-time grant of restricted stock units to Mr. Kalia which was issued on November 14, 2016, with time-based vesting which vests at a rate of 6.25% in 16 equal installments, each quarter beginning on December 1, 2016 and each 3-month anniversary thereafter. The entire award will vest on September 1, 2020.

  (6)
  These one-time, extraordinary long-term performance-based 5-year PSUs were granted on August 11, 2016 under the 2015 Plan. The 5-year PSUs are earned over a five-year performance period of which the shares would be received upon attainment of the Company's pre-established performance goals and objectives at any eligible fiscal quarter end within the 5-year performance period. See the section "Compensation Discussion and Analysis-PSU Grants" for more details on these grants.

  (7)
  These performance-based restricted stock units were granted on May 17, 2018 under the 2015 Plan. The number of performance-based restricted stock units granted under the 2015 Plan conditionally vest at a rate based upon the Company's achievement of a two equally weighted performance metric measurement of GAAP revenue (50%) and non-GAAP income from operations (50%) for the fiscal year ending March 31, 2019 as follows:

GAAP Revenue (50%)	Conditional Vesting Percentage	Non-GAAP Income from operations (50%)	Conditional Vesting Percentage

$1,335M	200%	$142M	200%
$1,300M	175%	$136M	175%
$1,265M	150%	$130M	150%
$1,245M	100%	$123M	100%
$1,225M	33%	$117M	33%
Below $1,225M	0%	Below $117M	0%

    To the extent that the Company achieves at least the minimum targets above, the shares underlying the PSUs are then subject to time-based vesting as follows: 33% vest on September 1, 2019 and the remaining 67% vest on March 1, 2021. See the table "Grants of Plan-Based Awards" under the column "Estimated Future Payouts under Equity Incentive Plan Awards" for more details on these grants. See also the section "Compensation Discussion and Analysis-PSU Grants" for more details.

Fiscal 2019 Option Exercises and Stock Vested

          The following table sets forth for each NEO certain information with respect to the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended March 31, 2019:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Kris Canekeratne	38,175	1,593,425	168,821	9,172,552
Ranjan Kalia	8,274	321,916	49,965	2,662,730
Samir Dhir	—	—	37,473	2,016,742
Thomas R. Holler	—	—	44,741	2,396,842
Keith Modder	17,716	746,729	40,059	2,147,457
(1)
Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated by the Exchange Act.

(2)
Amounts disclosed in this column were calculated based on the aggregate dollar amount realized by the NEO upon the vesting of the stock computed by multiplying the number of shares of stock vesting by the market price of our common stock on the vesting date in accordance with regulations promulgated under the Exchange Act.

Pension Benefits

          Our subsidiary, Virtusa (Sri Lanka) Private Limited, contributes to a defined benefit plan covering its respective employees in Sri Lanka as mandated by the Sri Lankan government. Benefits are based on the employee's years of service and compensation level. Except for Mr. Modder, none of our other NEOs are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

          The following table summarizes the defined benefit plan of our Sri Lanka subsidiary for our fiscal year ended March 31, 2019:

2019 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)		Payments During Last Fiscal Year ($)

	Sri Lanka
Keith Modder	Benefit Gratuity	18	216,731	(2)	—
	Plan

  (1)
  Under the plan, an employee's pension (gratuity) benefits vest after five years of credited service and are payable in a lump sum amount upon retirement or separation of employment from the Company in an amount equal to one-half of an employee's basic monthly salary times the number of years of credited service. The amount reflected in the table represents the accumulated benefits payable at the end of fiscal 2019.

  (2)
  Amounts are recorded in Sri Lankan rupees and were translated into U.S. dollars using the fiscal year 2019 year-end exchange rate of $ 0.00593 per rupee.

Nonqualified Deferred Compensation

          None of our NEOs are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

          During fiscal 2019, we undertook a comprehensive peer-based review of the severance benefits ("Severance Benefits") provided under each of our NEO's Executive Agreement. Based on this review, our executive officers, including our NEOs, entered into new Executive Agreements, effective July 25, 2018. These new Executive Agreements, which were previously approved by our Board and compensation committee, contained modifications designed to enhance the alignment of the Severance Benefits with market practices, including the elimination of the single trigger change of control and certain other changes.

          The following summaries set forth potential payments payable to these executive officers upon termination of employment by us other than for cause or by the executive for good reason, or a change in control of us under the executive agreements and our other compensation programs. Cause is defined under these agreements to include willful misconduct or non-performance of duties, certain violations of our policies, the commission of a felony or misdemeanor involving moral turpitude and the failure to cooperate in certain internal or other investigations. Good reason includes a material reduction in the executive's annual base salary or targeted annual cash compensation, a substantial diminution of the executive's responsibility or authority or a more than 50-mile relocation of the executive's primary business location. The compensation committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

          Termination by us other than for cause or termination by executive for good reason, prior to a change in control. Our executive agreements with Messrs. Canekeratne, Kalia, Dhir, Holler and Modder, provide that if we terminate such executive's employment other than for cause, or if such executive terminates his employment for good reason, the executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  150% of Mr. Canekeratne's annual base salary and annual target variable cash compensation and 100% of the annual base salary and annual target variable cash compensation of Messrs. Kalia, Dhir, Holler and Modder; and

  •
  A prorated share of the annual target variable cash compensation bonus, if any, which the executive officer would have earned in the year in which the termination of employment occurs.

          In addition, upon any such termination, Mr. Canekeratne is entitled to continued health benefits for 18 months and each other executive officer is entitled to 12 months of continued health benefits. The foregoing benefits are subject to the execution of a general release by the executive officer.

          Termination by us other than for cause or termination by executive for good reason following a change in control. Our executive agreements with our other executive officers provide that, in the event of a termination of employment other than for cause, or if such executive terminates his employment for good reason, within 24 months following a change in control in the case of Mr. Canekeratne and 12 months following a change in control in the case of Messrs. Kalia, Dhir and Holler, such executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  200% of Mr. Canekeratne's annual base salary and annual target variable cash compensation, 150% of the annual base salary and annual target variable cash compensation of Messrs. Kalia, Dhir, Holler and Modder; and

  •
  A prorated share of the annual target variable cash compensation bonus, if any, which the executive officer would have earned in the year in which the termination of employment occurs.

          In addition, upon any such termination, Mr. Canekeratne is entitled to continued health benefits for 24 months and each of Messrs. Kalia, Dhir, Holler and Modder is entitled to 18 months of continued health benefits, upon a change of control. All unvested equity awards held by each such executive officer also become fully-vested and immediately exercisable. The foregoing benefits are subject to the execution of a general release by the executive officer.

          Automatic acceleration of vesting upon a change in control. The terms of our executive agreements with our executive officers listed above whose rights and obligations on employment termination are solely stated above provide that the equity awards granted to such executive officers prior to November 2, 2017 will have their vesting accelerated by 12 months upon any change in control, regardless of whether there is a subsequent termination of employment. With respect to all equity awards granted after November 2, 2017, the acceleration of 12 months of vesting solely upon a change in control has been eliminated.

KRIS CANEKERATNE

The following table describes the potential payments and benefits upon employment termination or change in control for Kris Canekeratne, our chairman and CEO, as if his employment terminated as of March 31, 2019, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control

Base salary	$769,500	$769,500	$1,026,000	$-
Variable Cash Compensation (1)	1,333,249	1,333,249	1,595,749	-
Continued health benefits	15,709	15,709	20,945	-
Accrued vacation	36,159	36,159	36,159	-
Acceleration of restricted stock award vesting(2)	-	-	4,789,547	9,717,745

Total	$2,154,617	$2,154,617	$7,468,400	$9,717,745

  (1)
  The variable cash compensation amounts reflected is based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2019.

  (2)
  As noted above, Mr. Canekeratne's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 24 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2019 were excluded as these equity awards were granted after November 2, 2017 were eliminated from the acceleration of 12 months of vesting solely upon a change in control. The value of restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2019 of $53.45.

RANJAN KALIA

The following table describes the potential payments and benefits upon employment termination or change in control for Ranjan Kalia, our executive vice president and CFO, as if his employment terminated as of March 31, 2019, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control

Base salary	$400,000	$400,000	$600,000	$-
Variable Cash Compensation (1)	560,868	560,868	698,368	-
Continued health benefits	10,472	10,472	15,709	-
Accrued vacation	30,771	30,771	30,771	-
Acceleration of restricted stock award vesting(2)	-	-	1,860,381	2,351,586

Total	$1,002,111	$1,002,111	$3,205,229	$2,351,586

  (1)
  The variable cash compensation amounts reflected is based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2019.

  (2)
  As noted above, Mr. Kalia's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 24 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2019 were excluded as these equity awards were granted after November 2, 2017 were eliminated from the acceleration of 12 months of vesting solely upon a change in control. The value of restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2019 of $53.45.

SAMIR DHIR

The following table describes the potential payments and benefits upon employment termination or change in control for Samir Dhir, our president and head of Americas, as if his employment terminated as of March 31, 2019, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control

Base salary	$400,000	$400,000	$600,000	$-
Variable Cash Compensation (1)	713,832	713,832	888,832	-
Continued health benefits	10,472	10,472	15,709	-
Accrued vacation	30,771	30,771	30,771	-
Acceleration of restricted stock award vesting(2)	-	-	1,774,379	1,943,549

Total	$1,155,075	$1,155,075	$3,309,691	$1,943,549

  (1)
  The variable cash compensation amounts reflected is based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2019.

  (2)
  As noted above, Mr. Dhir's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 24 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2019 were excluded as these equity awards were granted after November 2, 2017 were eliminated from the acceleration of 12 months of vesting solely upon a change in control. The value of restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2019 of $53.45.

THOMAS R. HOLLER

The following table describes the potential payments and benefits upon employment termination or change in control for Thomas R. Holler, our executive vice president and chief strategy officer, as if his employment terminated as of March 31, 2019, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control

Base salary	$364,000	$364,000	$546,000	$-
Variable Cash Compensation (1)	571,066	571,066	711,066	-
Continued health benefits	10,472	10,472	15,709	-
Accrued vacation	27,767	27,767	27,767	-
Acceleration of restricted stock award vesting(2)	-	-	1,329,034	2,137,786

Total	$973,305	$973,305	$2,629,576	$2,137,786

  (1)
  The variable cash compensation amounts reflected is based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2019.

  (2)
  As noted above, Mr. Holler's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 24 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2019 were excluded as these equity awards were granted after November 2, 2017 were eliminated from the acceleration of 12 months of vesting solely upon a change in control. The value of restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2019 of $53.45.

KEITH MODDER

The following table describes the potential payments and benefits upon employment termination or change in control for Keith Modder, our executive vice president, chief operating officer and managing director, EMEA, as if his employment terminated as of March 31, 2019, the last business day of our last fiscal year. All cash amounts in U.S. dollars in the table below would be paid in Sri Lankan rupees.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control

Base salary	$315,000	$315,000	$472,500	$-
Variable Cash Compensation (1)	509,881	509,881	634,881	-
Continued health benefits	17,312	17,312	25,968	-
Accrued vacation	19,511	19,511	19,511	-
Acceleration of restricted stock award vesting(2)	-	-	1,255,434	1,943,549

Total	$861,704	$861,704	$2,408,294	$1,943,549

  (1)
  The variable cash compensation amounts reflected is based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2019.

  (2)
  As noted above, Mr. Modder's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 24 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2019 were excluded as these equity awards were granted after November 2, 2017 were eliminated from the acceleration of 12 months of vesting solely upon a change in control. The value of restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2019 of $53.45.

Equity Compensation Plan Information

          The following table provides information about the securities authorized for issuance under our equity compensation plans as of March 31, 2019, consisting of the 2015 Plan and the 2007 Stock Option and Incentive Plan:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders	1,538,846	(1)	17.18	(2)	1,211,012	(3)
  (1)
  Includes 145,726 shares of common stock issuable upon exercise of outstanding options, 527,290 unvested restricted stock unit awards subject to time-based vesting and 865,830 unvested restricted stock unit awards outstanding issuable upon the vesting of performance shares if specified performance metrics are achieved.

  (2)
  Since restricted stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.

  (3)
  As of July 22, 2019, the record date, there were 732,951 shares available for grant under our 2015 Plan.

CEO Pay Ratio

          In accordance with Item 402(u) of Regulation S-K, promulgated under the Dodd Frank Act, we determined the ratio of: (a) the annual total compensation of our CEO to (b) the annual total compensation of the median employee out of all our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

          In identifying the worldwide median employee, as permitted by SEC rules, we used base salary as of March 31, 2019. We did not include independent contractors in the calculation. For purposes of this disclosure, we converted employee compensation from local currency to U.S. dollars using an average of monthly exchange rates for fiscal 2019.

          The following table provides information, based on our reasonable estimates, about the relationship between the annual total compensation of our CEO and the median of the annual total compensation of all our employees (except for the CEO) as of March 31, 2019.

Median Employee Annual Total Compensation	CEO Annual Total Compensation	Pay Ratio (CEO : Median Employee)
$12,659	$7,979,479	630 : 1

          We calculated the annual total compensation for the median employee in the same manner used to calculate total compensation for each of our NEOs as set forth in the "Summary Compensation Table" of this proxy statement.

Transactions with Related Persons

          Other than compensation agreements, which are described above and the transactions described below, since April 1, 2018, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

          We entered into an Investment Agreement, dated as of May 3, 2017, with Orogen, pursuant to which we issued and sold an aggregate of 108,000 shares of convertible preferred stock for aggregate consideration of $108.0 million. Following such transaction, the common stock issuable upon conversion of such convertible preferred stock represented beneficial ownership of approximately 9.18% as of June 30, 2017. In addition, we appointed Mr. Vikram S. Pandit, a nominee of Orogen, to our board of directors as a Series A Director, pursuant to the terms of the Investment Agreement and the terms of our convertible preferred stock.

          Our Independent Board has adopted a written related party transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the Independent Board, the audit committee, both or neither.

Other Matters

          The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Stockholder Proposals

          Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2020 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company's principal executive offices not later than March 28, 2020. Stockholders who wish to make a proposal at the

2020 annual meeting—other than one that will be included in the Company's proxy statement—must notify us between May 20, 2020 and June 19, 2020. If a stockholder who wishes to present a proposal fails to notify us by June 19, 2020 and such proposal is brought before the 2020 annual meeting, then under the SEC's proxy rules, the proxies solicited by management with respect to the 2020 annual meeting will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to:

Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772 Attn: Secretary

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding beneficial ownership of our common stock at June 30, 2019: (i) by each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock and Series A Preferred Stock; (ii) by each director or nominee; (iii) by each named executive officer; and (iv) by all directors and executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned(2)	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned	Percentage of Class Beneficially Owned(2)
Five percent stockholders:
Black Rock, Inc.(3)	3,958,424	11.91%	-	0.00%
55 East 52nd Street New York, NY 10022
FMR LLC(4)	3,118,475	9.38%	-	0.00%
245 Summer Street Boston, MA 02210
Orogen Viper LLC(5)	3,000,000	9.02%	108,000	100.00%
One Rockefeller Plaza Suite 2416 New York, NY 10020
The Vanguard Group(6)	2,410,891	7.25%	-	0.00%
100 Vanguard Blvd. Malvern, PA 19355
Executive officers and directors:
Kris A. Canekeratne(7)	601,876	1.81%	-	*
Ranjan Kalia(8)	95,653	*	-	*
Samir Dhir(9)	68,552	*	-	*
Thomas R. Holler(10)	17,924	*	-	*
Keith Modder(11)	183,988	*	-	*
Izhar Armony(12)	30,304	*	-	*
Rowland T. Moriarty(13)	452,963	1.36%	-	*
William K. O'Brien(14)	38,526	*	-	*
Al-Noor Ramji(15)	31,958	*	-	*
Barry R. Nearhos(16)	7,411	*	-	*
Joseph G. Doody(17)	8,779	*	-	*
Vikram S. Pandit(18)	2,848	*	-	*
Deborah C. Hopkins(19)	0	*	-	*
All executive officers, directors and nominees as a group (14 persons) (20)	1,577,316	4.73%

  * Represents less than 1% of the outstanding common stock.

  (1)
  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding for a person or group includes shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of June 30, 2019 or shares issuable upon conversion of the Series A Preferred Stock, if applicable.

  (2)
  Applicable percentage of beneficial ownership for a person as of June 30, 2019 is based upon 33,242,947 shares outstanding at June 30, 2019 (including 3,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock), and those shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of June 30, 2019. We did not deem these shares issuable upon exercise of options outstanding, however, for the purpose of computing the percentage ownership of any other person.

  (3)
  Information herein is based on Schedule 13G/A filed by BlackRock, Inc. on January 31, 2019. The Schedule 13G/A provides that BlackRock, Inc. owns in the aggregate 3,958,424 shares of common stock and that it has sole power to vote or direct the voting of 3,895,543 of such shares and to dispose or direct the disposition of 3,958,424 of such shares. BlackRock, Inc. is deemed to be the beneficial owner of the shares as a result of BlackRock, Inc. acting as a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act.

  (4)
  Information herein is based on Schedule 13G/A filed by FMR LLC on June 10, 2019. The Schedule 13G/A provides that FMR LLC owns in the aggregate 3,118,475 shares of common stock and that it has sole power to vote or direct the voting of 1,650,037 of such shares and to dispose or direct the disposition of 3,118,475 of such shares. FMR LLC is deemed to be the beneficial owner of the shares as a result of FMR LLC acting as a parent holding company in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act.

  (5)
  Information herein is based on Schedule 13D/A filed by Orogen Viper LLC on May 22, 2017. The Schedule 13D provides that Orogen Viper LLC owns in the aggregate 3,000,000 shares of common stock, issuable upon conversion of 108,000 shares of Series A Preferred Stock. Orogen Viper LLC has shared voting power and shared dispositive power with respect to 3,000,000 of the shares of common stock beneficially owned with Orogen Holdings LLC, Vikram S. Pandit, Atairos-Orogen Holdings, LLC, Atairos Group, Inc., Atairos Partners, L.P., Atairos Partners GP, Inc., and Michael J. Angelakis. Mr. Vikram S. Pandit is Chairman and CEO of Orogen Viper LLC.

  (6)
  Information herein is based on Schedule 13G/A filed by The Vanguard Group Inc. on February 11, 2019. The Schedule 13G/A provides that The Vanguard Group Inc. owns in the aggregate 2,410,891 shares of common stock, sole voting power with respect to 58,737 shares, shared voting power with respect to 4,482 shares, sole dispositive power with respect to 2,350,412 shares and shared dispositive power with respect to 60,479 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 55,997 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,222 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. is deemed to be the beneficial owner of the shares as a result of The Vanguard Group, Inc. acting as an investment adviser in accordance with Section 240.13d1(b)(1)(ii)(E) of the Exchange Act.

  (7)
  Consists of 375,361 shares held directly by Mr. Canekeratne; 114,911 shares owned by Tushara Canekeratne, the spouse of Mr. Canekeratne and a former executive officer of the Company; 41,110 shares held by the Kris Canekeratne Irrevocable Trust; 41,110 shares held by the Tushara Canekeratne Irrevocable Trust; 14,692 shares held by the Kavan A. Canekeratne IDI Trust and 14,692 shares held by the Shane A. Canekeratne IDI Trust. The number of shares held by Mr. Canekeratne excludes 117,236 and 170,388 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2019 and March 31, 2018, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2019. Also excludes 60,941 restricted stock units subject to time-based vesting and which will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (8)
  Consists of 95,653 held in the Anuranjan K. Kalia Trust, u/d/t dated April 12, 2018 for the benefit of Mr. Kalia who is the beneficiary and sole trustee of the Trust and has sole power to vote and dispose the shares. The number of shares held by Mr. Kalia also excludes 27,766 and 35,874 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2019 and March 31, 2018, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2019. Also excludes 29,173 restricted stock units subject to time-based vesting and which will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (9)
  Consists of 68,552 shares held directly by Mr. Dhir. The number of shares held by Mr. Dhir excludes 34,706 and 32,614 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2019 and March 31, 2018, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2019. Also excludes 25,908 restricted stock units subject to time-based vesting and which will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (10)
  Consists of 17,924 shares held directly by Mr. Holler. The number of shares held by Mr. Holler excludes 22,443 and 35,874 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2019 and March 31, 2018, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2019. Also excludes 20,316 restricted stock units subject to time-based vesting and which will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (11)
  Consists of 183,988 shares held directly by Mr. Modder. The number of shares held by Mr. Modder excludes 21,595 and 32,614 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2018 and March 31, 2017, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2019. Also excludes 20,669 restricted stock units subject to time-based vesting and which will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (12)
  Consists of 10,212 shares held directly by Mr. Armony and 20,092 shares issuable to Mr. Armony upon the exercise of stock options exercisable within 60 days of June 30, 2019. The number of shares held by Mr. Armony excludes 6,276 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting. Mr. Armony is a general partner of the general partner of Charles River Partnership XI, L.P. Pursuant to the

    terms of the Charles River Partnership XI, L.P. partnership agreement, Mr. Armony is obligated to transfer the stock options held by him, or the underlying shares or proceeds from the exercise and sale thereof, to charity.

  (13)
  Consists of 102,547 shares held directly by Mr. Moriarty, 234,456 shares held by Rubex LLC, a limited liability company of which Mr. Moriarty is chief investment officer; 59,195 shares held by Movex, LLC, a limited liability company of which Mr. Moriarty exerts voting and investment control; 39,500 shares held by the Moriarty Family Charitable Foundation of which Mr. Moriarty's spouse is the trustee; and 2,665 shares issuable to Mr. Moriarty upon the exercise of stock options exercisable within 60 days of June 30, 2019. Excludes 6,276 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting. Mr. Moriarty disclaims any beneficial ownership of the shares held by Rubex LLC, Movex, LLC and the Moriarty Family Charitable Foundation, except to the extent of his pecuniary interest, if any.

  (14)
  Includes 9,037 shares held directly by Mr. O'Brien and 29,489 shares issuable to Mr. O'Brien upon the exercise of stock options exercisable within 60 days of June 30, 2019. Excludes 6,276 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (15)
  Includes 9,037 shares held directly by Mr. Ramji and 22,921 shares issuable to Mr. Ramji upon the exercise of stock options exercisable within 60 days of June 30, 2019. Excludes 6,276 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (16)
  Includes 7,411 shares held directly by Mr. Nearhos. Excludes 6,276 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (17)
  Includes 8,779 shares held directly by Mr. Doody. Excludes 5,905 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (18)
  Includes 2,848 shares held directly by Mr. Pandit. Excludes 5,440 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (19)
  Excludes 3,348 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2019. The grantee retains no voting rights in restricted stock units until vesting.

  (20)
  Includes an aggregate of 75,167 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 2019 held by our six executive officers (including our EVP and CPO) and eight independent directors. The number of shares held by these executive officers and directors excludes an aggregate of 243,799 and 333,454 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2019 and March 31, 2018, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2019. Excludes an aggregate of 220,568 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2019. The grantees retain no voting rights in restricted stock unit until vesting.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended March 31, 2019.

General Information

2019 Annual Stockholders Meeting

          This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Virtusa Corporation, a Delaware corporation (the "Company," "our," "we" or "us"), for use at the annual meeting of stockholders to be held on Tuesday, September 17, 2019, at 8:00 a.m., local time, at the offices of Virtusa Corporation located at 132 Turnpike Road, Southborough, Massachusetts 01772, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended March 31, 2018, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about August 2, 2019.

          The purposes of the annual meeting are to (i) elect two (2) class III directors, as nominated by our board of directors, for a three-year term, and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, as nominated by our board of directors, until his/her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier, (ii) ratify the appointment of the accounting firm of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, (iii) to approve, on an advisory basis, the compensation of our NEOs, and (iv) transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof. The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of the appointment of our independent registered public accountants and FOR approval, on an advisory basis, of the compensation of our NEOs.

          Only stockholders of record at the close of business on July 22, 2019, the record date, will be entitled to receive notice of and to vote at the annual meeting. As of July 22, 2019, 33,242,947 shares of common stock, $.01 par value per share, of the Company were eligible to vote at the annual meeting, of which 30,242,947 shares of common stock were issued and outstanding and 3,000,000 shares of common stock were issuable upon conversion of the 108,000 shares of Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock") which are issued and outstanding. The holders of common stock (including the 3,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock) are entitled to one vote per share on any proposal presented at the annual meeting.

          Stockholders may vote in person or by proxy, or stockholders may submit their vote via the Internet (www.envisionreports.com/VRTU), by telephone (1-800-652-VOTE (8683)), or by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as soon as possible so that the stockholder shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card or voted via telephone or the Internet. Voting via the Internet or telephone will not limit your right to vote in person at the annual meeting as stated above. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent before the taking of the vote at the annual meeting so as to be delivered to:

Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772 Attention: Secretary

          The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

          For Proposal 1, the two (2) class III director nominees shall be elected if the number of votes cast for such nominee's election exceed the number of votes cast against such nominee's election and the one (1) Series A director is elected by a majority of the votes properly cast by the holders of the Series A Convertible Preferred Stock for such election at the annual meeting. For Proposal 2, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, and for Proposal 3, the advisory approval vote on the compensation of our NEOs, an affirmative vote of a majority of the shares properly cast for and against each such matter is required for approval. Brokerage firms, banks and other nominees who hold shares on behalf of their clients in "street name" are not permitted to vote the shares if the clients do not provide instructions (either vote FOR, or vote AGAINST, WITHHOLD their vote, or ABSTAIN) on matters that are not routine matters. If your shares are held through a broker, those shares will not be voted in Proposal 1 (the election of directors) or Proposal 3 (the advisory approval vote on the compensation of our NEOs), unless you affirmatively provide the broker instructions on how to vote. Abstentions and broker "non-votes" are not considered votes cast for or against Proposals 1, 2 and 3, and thus will have no effect on such proposals.

          The persons named as attorney-in-fact in the proxies, Ranjan Kalia, Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, and Paul D. Tutun, Executive Vice President, General Counsel and Assistant Secretary, were selected by the board of directors. All properly executed proxies returned in time to be counted at the annual meeting, including any votes properly made via the Internet or telephone, will be voted by such persons at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR ratification of the appointment of our independent registered public accountants, and FOR the approval, on an advisory basis, of the compensation of our NEOs.

          Aside from the election of directors, the ratification of the appointment of the independent registered public accountants and the advisory vote on the compensation of our NEOs, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the persons named as attorney-in-fact in the proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON TUESDAY, SEPTEMBER 17, 2019: THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.envisionreports.com/VRTU, FOR REGISTERED HOLDERS AND AT www.edocumentview.com/VRTU FOR BENEFICIAL/STREET HOLDERS.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR PLEASE PROMPTLY SUBMIT YOUR VOTE VIA THE INTERNET (www.envisionreports.com/VRTU), OR BY TELEPHONE (1-800-652-VOTE (8683)), IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

Expenses and Solicitation

          The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

          Federal Law permits us to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder's address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. If you would like to receive future stockholder communications over the Internet exclusively, and no longer receive any material by mail, please visit www.envisionreports.com/VRTU, for registered holders or visit www.edocumentview.com/VRTU for beneficial holders, and follow the instructions in the secured website, enter your account number (shown on your proxy card) and tax identification number to log in, and then select receive company mailings via e-mail and provide your e-mail address. Your election to view proxy materials online is perpetual unless you revoke it later.

Householding Of Proxy Materials

          Our 2019 Annual Report, including audited financial statements for the fiscal year ended March 31, 2019, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called "householding," is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772, Attn: Secretary, (508) 389-7300. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy if to any shareholder who sends a written request to:

Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772 Attn: Secretary

Annex A

Reconciliation of GAAP and Non-GAAP Financial Measures

          The following table presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the years ended March 31:

	Fiscal Year Ended March 31,
	2019	2018	2017
	(in thousands, except
	per share amounts)
GAAP income from operations	$70,268	$46,387	$18,371
Add: Stock-based compensation expense	29,056	27,411	22,123
Add: Acquisition-related charges and restructuring charges (1)	23,904	13,278	15,217

Non-GAAP income from operations	$123,228	$87,076	$55,711

GAAP operating margin	5.6%	4.5%	2.1%
Effect of above adjustments to income from operations	4.3%	4.0%	4.4%

Non-GAAP operating margin	9.9%	8.5%	6.5%

GAAP net income (loss) available to Virtusa common stockholders	$11,796	$(2,709)	$11,858
Add: Stock-based compensation expense	29,056	27,411	22,123
Add: Acquisition-related charges and restructuring charges (1)	25,710	13,346	15,217
Add: Non-recurring third party financing costs (9)	—	701	—
Add: Impairment of investment (10)	1,411	—	—
Add: Other impairment charge (11)	3,955	—	—
Add: Foreign currency transaction (gains) losses (2)	13,130	3,543	(3,009)
Add: Impact from the Tax Act (8)	(1,628)	22,724	—
Tax adjustments (3)	(16,365)	(14,037)	(6,861)
Less: Noncontrolling interest, net of taxes (4)	(68)	(1,469)	(1,699)

Non-GAAP net income available to Virtusa common stockholders	$66,997	$49,510	$37,629

GAAP diluted earnings (loss) per share (6)	$0.38	$(0.09)	$0.39
Effect of stock-based compensation expense (7)	0.86	0.85	0.73
Effect of acquisition-related charges and restructuring charges (1) (7)	0.77	0.41	0.51
Effect of non-recurring third party financing costs (9) (7)	—	0.02	—
Effect of impairment of investment (10) (7)	0.04	—	—
Effect of other impairment charge (11) (7)	0.12	—	—
Effect of foreign currency transaction (gains) losses (2) (7)	0.39	0.11	(0.10)
Effect of impact from the Tax Act (7) (8)	(0.05)	0.70	—
Tax adjustments (3) (7)	(0.49)	(0.43)	(0.22)
Effect of noncontrolling interest (4) (7)	—	(0.05)	(0.06)
Effect of dividend on Series A Convertible Preferred Stock (6) (7)	0.13	0.10	—
Effect of change in dilutive shares for non-GAAP (6)	(0.03)	0.01	—

Non-GAAP diluted earnings per share (5) (7)	$2.12	$1.63	$1.25

(1)
Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, transaction-related professional fees, acquisition-related retention bonuses,

  changes in the fair value of contingent consideration liabilities, accreted interest related to deferred acquisition payments, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs. Restructuring charges, when applicable, include termination benefits, facility exit costs as well as certain professional fees related to restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Fiscal Year Ended March 31,
	2019	2018	2017
Amortization of intangible assets	$11,394	$10,089	$9,523
Acquisition & integration costs	12,101	1,821	3,296
Restructuring charges	409	1,368	2,398

Acquisition-related charges included in costs of revenue and operating expense	23,904	13,278	15,217
Accreted interest related to deferred acquisition payments	1,806	68	—

Total acquisition-related charges and restructuring charges	$25,710	$13,346	$15,217

(2)
Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(3)
Tax adjustments reflect the estimated tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods, excluding the initial impact of our election to treat certain subsidiaries as disregarded entities for U.S. tax purposes. Tax adjustments also assume application of foreign tax credit benefits in the United States.

(4)
Noncontrolling interest represents the minority shareholders interest of Polaris.

(5)
Non-GAAP diluted earnings per share is subject to rounding.

(6)
During the fiscal year ended March 31, 2019 and 2018, the weighted average shares outstanding of Series A Convertible Preferred Stock of 1,500,000 and 2,728,022 respectively, were excluded from the calculations of GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

  The following table provides the non-GAAP net income available to Virtusa common stockholders and non-GAAP dilutive weighted average shares outstanding using if-converted method to calculate the non-GAAP diluted earnings per share for the fiscal year ended March 31, 2019, 2018 and 2017:

	Fiscal Year Ended March 31,
	2019	2018	2017
Non-GAAP net income available to Virtusa common stockholders	$66,997	$49,510	$37,629
Add: Dividends and accretion on Series A Convertible Preferred Stock	4,350	3,262	—

Non-GAAP net income available to Virtusa common stockholders and assumed conversion	$71,347	$52,772	$37,629

GAAP dilutive weighted average shares outstanding	30,659,654	29,397,350	30,215,171
Add: Incremental dilutive effect of employee stock options and unvested restricted stock awards and restricted stock units	—	728,820	—
Add: Incremental effect of Series A Convertible Preferred Stock as converted	3,000,000	2,250,000	—

Non-GAAP dilutive weighted average shares outstanding	33,659,654	32,376,170	30,215,171

(7)
To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share.

(8)
Impact from the U.S. government enacted comprehensive tax legislation ("Tax Act").

(9)
Non-recurring third party financing costs related to the new credit facility.

(10)
Other-than-temporary impairment of available-for-sale securities recognized in earnings.

(11)
Impairment related to a long-lived asset

Virtusa Corporation

Proxy for Annual Meeting of Stockholders

September 17, 2019, 8:00 AM EST

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED

☐ Please mark votes with a checkmark as in this example.

The Board of Directors recommends a vote FOR items 1, 2 and 3.

1.    To elect two members to the board of directors, nominated by the board of directors, to serve for a three-year term as class III directors and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his/her successor is duly elected and qualified or until such Series A director’s right to hold the office terminates, whichever occurs earlier, in each case until his/her respective successor has been duly elected and qualified, or until his/her earlier death, resignation or removal.

The Board recommends a vote FOR each nominee.

CLASS III NOMINEES:

Kris Canekeratne

For	Against
☐	☐

Barry R. Nearhos

For	Against
☐	☐

SERIES A NOMINEE: Vikram S. Pandit

For	Against	Abstain
☐	☐	☐

2.    To ratify the appointment of the firm of KPMG LLP, as our independent registered public accounting firm, for the fiscal year ending March 31, 2020. The Board recommends a vote FOR this proposal number 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.    To approve, on an advisory basis, the compensation of our Named Executive Officers. The Board recommends a vote FOR this proposal number 3.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.    To transact such other business as may properly come before the annual meeting and any adjournment thereof.

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

1

Important notice regarding the availability of the proxy materials for the Annual Meeting of Stockholders to be held on Tuesday, September 17, 2019: The Proxy Statement, Annual Report to Stockholders, and the address of the location of the Annual Meeting of Stockholders, for registered stockholders are available at www.envisionreports.com/VRTU, and for beneficial holders with shares in street name, at www.edocumentview.com/VRTU.

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Ranjan Kalia and Paul D. Tutun, together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Virtusa Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Virtusa Corporation to be held on Tuesday , September 17, 2019 at 8:00 a.m., local time, at the offices of Virtusa Corporation located at 132 Turnpike Road, Southborough, MA 01772, and at any adjournments or postponements thereof, upon matter set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 26, 2019, a copy of which has been received by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. YOU MAY ALSO SUBMIT YOUR VOTE VIA THE INTERNET (www.envisionreports.com/VRTU) BY FOLLOWING THE INSTRUCTIONS IN THE SECURE WEBSITE OR BY TELEPHONE (1-800-652-VOTE (8683)) BY FOLLOWING THE INSTRUCTIONS IN THE RECORDED MESSAGE, IN EACH CASE BY 1:00 A.M. EASTERN TIME, ON SEPTEMBER 17, 2019. IF YOU VOTE VIA THE INTERNET OR VIA TELEPHONE OR HAVE PREVIOUSLY SENT YOUR PROXY IN, YOU WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

See Reverse Side

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